                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
[X] Definitive Proxy Statement            Commission Only (as permitted by
[ ] Definitive Additional Materials       Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant
    to Rule 14a-12

                                   Dynegy Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

   (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

   (5) Total fee paid:

-------------------------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials:

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

-------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

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   (3) Filing Party:

-------------------------------------------------------------------------------

   (4) Date Filed:

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

                                                                   [LOGO] Dynegy

                                April 24, 2003

To our shareholders:

   The 2003 annual meeting of shareholders of Dynegy Inc. will be held on Thursday, June 5, 2003 at 10:00 a.m., local time, at the Doubletree Houston Hotel - Allen Center, 400 Dallas Street, Houston, Texas 77002. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a shareholder.

   It is important that your shares be represented and voted at the meeting. Please sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. You also may vote your shares by telephone or through the Internet as described on the enclosed proxy card. We look forward to seeing you in Houston on June 5th.

Sincerely,

/s/ Daniel L. Dienstbier                /s/ Bruce A. Williamson
Daniel L. Dienstbier                    Bruce A. Williamson
Chairman of the Board                   President and Chief
                                        Executive Officer

                                                                   [LOGO] Dynegy

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, JUNE 5, 2003

To our shareholders:

   NOTICE IS HEREBY GIVEN, that the 2003 annual meeting of shareholders of Dynegy Inc., an Illinois corporation, will be held on Thursday, June 5, 2003 at 10:00 a.m., local time, at the Doubletree Houston Hotel - Allen Center, 400 Dallas Street, Houston, Texas 77002 for the following purposes:

    1. To elect ten Class A common stock directors and two Class B common stock directors to serve until the 2004 annual meeting of shareholders;

    2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Dynegy's independent auditors for the fiscal year ending December 31, 2003;

    3. To consider and act upon the two shareholder proposals set forth in the accompanying proxy statement; and

    4. To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

   The close of business on April 18, 2003 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting.

   You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ Keith R. Fullenweider
                                          Keith R. Fullenweider
                                          Senior Vice President, Deputy General
                                          Counsel and Secretary

April 24, 2003

                                  DYNEGY INC.
                          1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                                (713) 507-6400

                               -----------------

                                PROXY STATEMENT

                               -----------------

                              GENERAL INFORMATION

   The enclosed proxy is solicited by the Board of Directors of Dynegy Inc. for use at the annual meeting of shareholders to be held on Thursday, June 5, 2003 at 10:00 a.m., local time, at the Doubletree Houston Hotel - Allen Center, 400 Dallas Street, Houston, Texas 77002, or at any adjournment or postponement of the meeting. This proxy statement, the Notice of Annual Meeting, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2002, including financial statements, will be first mailed to shareholders on or about May 5, 2003. The Annual Report to Shareholders does not constitute part of the proxy soliciting material.

Quorum and Vote Required

   Quorum. The presence of a majority of the votes of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on a matter, will constitute a quorum for consideration of that matter at the meeting. Abstentions and broker non-votes are counted in determining the number of shares present at the meeting. A "broker non-vote" occurs if a broker or other nominee who holds shares in "street" name for customers who are beneficial owners of those shares does not have discretionary authority with respect to the voting of the shares and has not received instructions with respect to a particular item from the customer. Broker non-votes as to a particular matter do not count toward the determination of the shares represented in person or by proxy on that matter.

   Election of Directors. There are twelve persons nominated for election to serve as directors of Dynegy for a one-year term. In accordance with our Amended and Restated Articles of Incorporation (our "Articles of Incorporation"), of the twelve director nominees, ten are to be elected by the holders of our Class A common stock and two are to be elected by the holder of our Class B common stock. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, our Articles of Incorporation and our Bylaws, abstentions have the effect of votes against the election of the director nominees.

   Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. All holders of Class A common stock are entitled to ten votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as Class A common stock directors. Holders of Class A common stock may:

  .   cast their votes equally for all candidates;

  . cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

  .   distribute their votes among two or more candidates in any proportion.

   The affirmative vote of a majority of the votes of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Chevron U.S.A. Inc., as the holder of all our outstanding shares of Class B common stock, will be entitled to one vote for each share it holds in the election of the Class B common stock directors. Holders of our Class A common stock do not vote in the election of the Class B common stock directors.

   Ratification of Independent Auditors. Under our Articles of Incorporation, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the ratification of auditors. The holders of our Class A common stock and Class B common stock are entitled to one vote for each share they hold. A majority of the votes of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is required to ratify the selection of auditors. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy on the matter.

   Shareholder Proposals. Under our Articles of Incorporation, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the shareholder proposals and are entitled to one vote for each share they hold. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the shareholder proposals is necessary to approve any shareholder proposal, including the two described in this proxy statement. Under Illinois law, an abstention has the same legal effect as a vote against the proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy on the relevant matter.

Record Date and Outstanding Shares

   The Board of Directors has fixed the close of business on April 18, 2003 as the record date for determining holders of outstanding shares of Class A common stock and Class B common stock entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. As of the record date, there were outstanding 275,422,829 shares of Class A common stock and 96,891,014 shares of Class B common stock. Class A common stock and Class B common stock are the only classes of outstanding securities entitled to notice of and to vote at the meeting.

Solicitation of Proxies

   We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees in person or by telephone. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee of $12,500. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock.

   Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Secretary at (713) 507-6400. Additional copies of this proxy statement or the proxy card may be obtained from our Investor Relations Department at our principal executive office. The mailing address of this office is 1000 Louisiana, Suite 5800, Houston, Texas 77002.

Revocation of Proxies

   The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by:

  . executing and submitting a revised proxy (including an Internet or telephone vote);

  . sending written notice to our Secretary at the address provided at the beginning of this proxy statement; or

  .   voting in person at the meeting.

In the absence of a revocation, shares represented by proxies will be voted at the meeting.

Voting by Telephone or Internet

   Shareholders of record can simplify their voting and reduce our costs by voting their shares by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, shareholders should follow the voting instructions on the form they receive from their bank or broker. If you choose to cumulate your votes other than equally for directors, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by returning the enclosed proxy card in the envelope provided or by voting in person at the annual meeting.

   Shareholders who elect to vote through the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m., Eastern Daylight Time, on the evening before the meeting. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card.

Voting by Mail

   Shareholders who elect to vote by mail are asked to sign, date and return the enclosed proxy card using the postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the Board of Directors. Any proxy given pursuant to this solicitation and received prior to the meeting will be voted as specified in the proxy card. Unless you withhold authority to vote or instruct otherwise, proxies will be voted FOR the election of the nominees to the Board of Directors, equally or cumulatively as the proxies may determine; FOR ratification of the appointment of PricewaterhouseCoopers LLP; AGAINST the shareholder proposal relating to auditor conflicts; AGAINST the shareholder proposal relating to indexed options; and in accordance with the judgment of the persons named on the proxy card on such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Meeting Attendance

   Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend, you must be a shareholder of record as of April 18, 2003 or you must bring with you a brokerage statement or other evidence of beneficial ownership showing ownership of common stock on April 18, 2003. Directions to the meeting site are located on the back cover of this booklet. Complementary valet parking will be provided at the meeting site.

Form 10-K

   Shareholders may obtain, without charge, a copy of our 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. For copies, please contact our Investor Relations Department at our principal executive office address: Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002. The Form 10-K is also available to the public at the SEC's website at www.sec.gov.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 24, 2003, except as otherwise noted, by (i) each person who we know to own beneficially 5% or more of our Class A common stock or Class B common stock, (ii) each director or nominee for director, (iii) each current or former executive officer named in the Summary Compensation Table set forth below and (iv) all directors, nominees for director and current or former executive officers named in the Summary Compensation Table as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 24, 2003, regardless of whether such options are currently in the money.

                                                                       Number of Shares (1)
                                                                       ---------------------
                                                                                             Percent of
                                                                        Class A    Class B    Class A
                                                                        Common     Common      Common
                                                                         Stock      Stock     Stock(2)
                                                                       ---------- ---------- ----------
ChevronTexaco Corporation(3)..........................................         -- 96,891,014    26.1%(3)
 Chevron U.S.A. Inc.
 6001 Bollinger Canyon Road, Bldg. A4
 San Ramon, CA 94583

Charles L. Watson(4)..................................................  5,036,475         --     1.8%

Daniel L. Dienstbier(5)...............................................     63,352         --       *

Bruce A. Williamson...................................................         --         --       *

Alec G. Dreyer(6).....................................................    259,010         --       *

Louis J. Dorey(7).....................................................     49,057         --       *

Kenneth E. Randolph(8)................................................  2,125,706         --       *

R. Blake Young(9).....................................................    202,204         --       *

Stephen W. Bergstrom(10)..............................................  4,988,426         --     1.8%

Matthew K. Schatzman(11)..............................................    935,881         --       *

Charles E. Bayless(5).................................................    392,830         --       *

David W. Biegler......................................................         --         --       *

Linda Walker Bynoe....................................................      4,254         --       *

Barry J. Galt.........................................................     19,254         --       *

Patricia A. Hammick...................................................         --         --       *

Robert C. Oelkers.....................................................      5,332         --       *

Joe J. Stewart(5).....................................................     82,362         --       *

William L. Trubeck....................................................         --         --       *

J. Otis Winters(5)....................................................     59,915         --       *

Darald W. Callahan(12)................................................         --         --       *

John S. Watson(12)....................................................         --         --       *

Current and former Executive Officers, Directors and Director Nominees
  as a Group (24 persons)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)........... 14,804,938         --     5.4%

--------
 * Less than 1%.
(1) Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.
(2) Based upon 275,026,449 shares of Class A common stock and 96,891,014 shares of Class B common stock outstanding at March 24, 2003.

(3) The shares are held of record by Chevron U.S.A. Inc. ("Chevron U.S.A."). ChevronTexaco Corporation ("ChevronTexaco") beneficially owns 100% of the capital stock of Chevron U.S.A. Consequently, ChevronTexaco may be deemed to beneficially own all of the shares of Class B common stock owned of record by Chevron U.S.A. The amount shown does not include 150,000 shares of our Series B Mandatorily Convertible Redeemable Preferred Stock held by ChevronTexaco. These shares are convertible into shares of Class B common stock at a conversion price of $31.64. Each share of Class B common stock may in certain circumstances be converted into Class A common stock. For purposes of computing Chevron U.S.A.'s beneficial ownership, the percentage of Class A common stock beneficially owned assumes conversion of all shares of Class B common stock into Class A common stock but does not assume conversion of any shares of our Series B Mandatorily Convertible Redeemable Preferred Stock.
(4) Amount shown includes 4,269,506 shares of Class A common stock held by Mr. Watson issuable upon the exercise of employee stock options at a weighted average exercise price of approximately $20.09 per share and approximately 7,476 shares of Class A common stock held by the Trustee of the Dynegy Inc. Profit Sharing/401(k) Savings Plan (the "401(k) Plan") for the account of Mr. Watson, based on the market value of units held by Mr. Watson in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(5) Amounts shown include 16,000 shares of Class A common stock issuable upon the exercise of director stock options held by Mr. Dienstbier and 22,000 shares of Class A common stock issuable upon the exercise of director stock options held by each of Messrs. Bayless, Stewart and Winters. Does not include certain stock units held by Messrs. Bayless and Stewart through the Dynegy Deferred Compensation Plan for Certain Directors. Participants in the Deferred Compensation Plan receive cash equal to the number of stock units in their account times the last sales price of our Class A common stock on the last business day of the month preceding the termination of their service as a director. For Mr. Bayless, also includes 352,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bayless. Such options were granted to Mr. Bayless during his prior service as an officer of Illinova Corporation, a company we acquired in February 2000. For Mr. Stewart, amount shown includes 3,177 shares of Class A common stock held in two living trusts for the benefit of Mr. Stewart and his wife and 57,185 shares held in a family limited partnership of which Mr. Stewart and his wife are the general partners and the aforementioned trusts are the limited partners.
(6) Amount shown includes 201,486 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Dreyer and 21,392 shares of restricted Class A common stock which vest on February 2, 2005. Amount shown also includes approximately 8,961 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Dreyer, based on the market value of units held by Mr. Dreyer in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(7) Amount shown includes 42,780 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Dorey and approximately 6,277 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Dorey, based on the market value of units held by Mr. Dorey in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(8) Amount shown includes 468,789 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Randolph and approximately 9,313 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Randolph, based on the market value of units held by Mr. Randolph in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(9) Amount shown includes 154,500 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Young and approximately 5,388 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Young, based on the market value of units held by Mr. Young in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(10) Amount shown includes 601,174 shares of Class A common stock that are owned by trusts established by Mr. Bergstrom for the benefit of his minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Amount shown also includes 149,190 shares of Class A common stock held by the Bergstrom Family Foundation, of which Mr. Bergstrom is the President. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Class A common stock held by the referenced trusts and the family foundation. Amount shown also includes 2,541,537 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bergstrom at a weighted average exercise price of approximately $18.88 per share. Amount shown also includes 7,377 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Bergstrom, based on the market value of units held by Mr. Bergstrom in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(11) Amount shown includes 886,537 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Schatzman and approximately 7,415 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Schatzman, based on the market value of units held by Mr. Schatzman in the 401(k) Plan's Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2003.
(12) Messrs. Callahan and Watson disclaim beneficial ownership of all shares of record held by Chevron U.S.A.
(13) Amount shown includes 580,880 shares beneficially owned by four current executive officers who are not included in the Summary Compensation Table.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Holders of Class A Common Stock

   Ten Class A common stock directors will be elected at the annual meeting by the holders of Class A common stock to serve one-year terms. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, our Articles of Incorporation and our Bylaws, abstentions have the effect of votes against the election of the director nominees.

   Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. All holders of Class A common stock will be entitled to ten votes (the number of Class A common stock directors to be elected) for each of their shares. Holders of Class A common stock may:

  .   cast their votes equally for all candidates;

  . cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

  .   distribute their votes among two or more candidates in any proportion.

If you choose to cumulate your votes other than equally, you MAY NOT use Internet or telephone voting. Rather, you MUST vote by signing, dating and returning the enclosed proxy card in the envelope provided or by attending the annual meeting and voting in person.

   Unless you withhold authority to vote or instruct otherwise, the enclosed proxy will be voted FOR the election of the nominees listed below equally or cumulatively, as the proxies may determine. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed in the enclosed proxy card will vote for the election of such other persons that may be nominated by the Board of Directors.

  Holders of Class B Common Stock

   Two Class B common stock directors will be elected at the annual meeting by the holders of our Class B common stock to serve one-year terms. The affirmative vote of a majority of the votes of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Under our Articles of Incorporation, Chevron U.S.A., as the sole holder of Class B common stock, is entitled to nominate and elect all of our Class B common stock directors.

  Director Information

   All of the nominees for Class A common stock director and Class B common stock director are currently directors of Dynegy. Mr. Winters will not be standing for re-election as a Class A common stock director. The following table sets forth information regarding the names, ages and principal occupations of the current directors, other directorships held by them in certain companies and the length of their service as a director of Dynegy.

                                                                                 Age as
                                                                                   of    Director
    Directors and Nominees          Principal Occupation and Directorships       3/31/03  Since
    ----------------------     ------------------------------------------------- ------- --------
Class A Common Stock Directors

Daniel L. Dienstbier.......... Non-Executive Chairman of the Board of Dynegy       62      1995

Bruce A. Williamson........... Chief Executive Officer and President of Dynegy     43      2002

Charles E. Bayless............ Retired Chairman and Chief Executive Officer of     60      2000
                               Illinova Corporation and Illinois Power

David W. Biegler.............. Retired Vice Chairman of TXU Corporation;           56      2003
                               Director of Trinity Industries, Inc.

Linda Walker Bynoe............ President and Chief Executive Officer of Telemat    50      2002
                               Ltd; Director of CitiStreet Funds, Inc., Angelo &
                               Maxie's, Inc. and Fidelity Life Association

Barry J. Galt................. Director of Ocean Energy, Inc., Friede, Goldman     69      2002
                               Halter Inc., Standard Financial Group, Inc. and
                               Trinity Industries, Inc.

Patricia A. Hammick........... Consultant and Adjunct Professor at George          56      2003
                               Washington University; Director of Consol Energy,
                               Inc.

Robert C. Oelkers............. Retired Vice President and Comptroller of Texaco    58      2002
                               Inc.

Joe J. Stewart................ Retired President of BWX Technologies, Inc. and     65      2000
                               Past President and Chief Operating Officer of The
                               Babcock and Wilcox Company; Retired Executive
                               Vice President of McDermott International, Inc.

William L. Trubeck............ Executive Vice President, Western Group of Waste    56      2003
                               Management Inc.; Director of Yellow Corporation

J. Otis Winters............... Director, Glass & Associates; Director of AMX       70      1993
                               Corporation

Class B Common Stock Directors

Darald W. Callahan............ Executive Vice President of Power, Chemicals and    60      1996
                               Technology of ChevronTexaco Corporation

John S. Watson................ Vice President and Chief Financial Officer of       46      2001
                               ChevronTexaco Corporation

   Set forth below is additional biographical information with respect to our current directors and director nominees.

   Daniel L. Dienstbier has served as non-executive Chairman of the Board of Dynegy since September 2002 and as a director of Dynegy since 1995. He served as interim Chief Executive Officer of Dynegy from May 2002 until October 23, 2002 and as President of Northern Natural Gas Company, which was a Dynegy subsidiary, from February 2002 until May 2002. Mr. Dienstbier has over thirty-five years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993, and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Previously, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp. and

Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1985 through July 1988. Mr. Dienstbier is a former director of American Oil & Gas Corp., Arkla, Inc., Enron Corp. and Midwest Resources. He is also a former member of the Audit and Compliance Committee of Northern Border Partners, L.P.

   Bruce A. Williamson has served as President, Chief Executive Officer and as a director of Dynegy since October 2002. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates, most recently serving as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global communications and international business positions. Mr. Williamson joined the Duke family of companies in 1997 following the Duke Power and PanEnergy Corporation merger. Prior to the Duke-PanEnergy merger, he served as PanEnergy's Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer.

   Charles E. Bayless served as Chairman of Illinova and Illinois Power from August 1998 until his retirement in December 1999. Mr. Bayless served as Chief Executive Officer of Illinova and President of Illinois Power from July 1998 until September 1999. He was Chairman, President and Chief Executive Officer of Tucson Electric Power from 1992 to 1998. Mr. Bayless served as a Director of Illinova from 1998 until the closing of the merger with Dynegy in February 2000.

   David W. Biegler was elected to the Board in April 2003. He is the retired Vice Chairman of TXU Corporation. From 1997 until 2001, he served as President and Chief Operating Officer of TXU Corporation, which provides electric and natural gas utility services, energy marketing, merchant energy trading and other energy-related services. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. He currently serves as Chairman of the American Gas Foundation.

   Linda Walker Bynoe was elected to the Board in September 2002. Ms. Bynoe has served as President and Chief Executive Officer of Telemat Ltd., a project management and consulting firm, since 1995 and previously as Chief Operating Officer since 1989. From 1978 to 1989, Ms. Bynoe held various positions with the Capital Markets division of Morgan Stanley, serving as Vice President from 1984 to 1989. Prior to 1976, Ms. Bynoe was a certified public accountant in the audit and tax division of Arthur Andersen & Co.

   Barry J. Galt was elected to the Board in September 2002. Mr. Galt has served as a director of Ocean Energy, Inc. since his retirement in 1999. From January 1999 until May 1999, he acted as Vice Chairman of Ocean Energy, Inc. He served as Chairman and Chief Executive Officer of Seagull Energy Corporation, the predecessor to Ocean Energy, from 1983 to 1998. Immediately prior to his employment by Seagull, Mr. Galt acted as Chief Operating Officer of The Williams Companies.

   Patricia A. Hammick was elected to the Board in April 2003. She is currently a consultant and adjunct professor in graduate studies at George Washington University. Ms. Hammick served as Senior Vice President and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 through 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center.

   Robert C. Oelkers was elected to the Board in August 2002. He served as President of Texaco International Trading Inc. from April 1999 until his retirement in October 2001. Mr. Oelkers served as Vice President and Comptroller of Texaco Inc. from April 1994 until March 1999. Mr. Oelkers was employed by Texaco Inc. from 1966 until his retirement.

   Joe J. Stewart served as President of BWX Technologies, Inc., Lynchburg, Virginia, and Executive Vice President of McDermott International, Inc., New Orleans, Louisiana, a diversified energy and environmental equipment and services company, from 1995 until his retirement in 1998. He was President and Chief Operating Officer of The Babcock & Wilcox Company and Executive Vice President of McDermott International, Inc. from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock and Wilcox Company from 1987 to 1993. Mr. Stewart served as a Director of Illinova from 1998 until the closing of the merger with Dynegy in February 2000.

   William L. Trubeck was elected to the Board in April 2003. He currently serves as Executive Vice President of Waste Management Inc.'s Western Group. He previously served Waste Management as Executive Vice President, Operations Support and Chief Administrative Officer. He was Senior Vice President - Finance and Chief Financial Officer of International Multifoods, Inc. from 1997 until March 2000, and President, Latin American Operations of International Multifoods, Inc. from 1998 until March 2000.

   J. Otis Winters served as Lead Director to the Board from May 2002 until March 2003. In 1990, he co-founded The PWC Group, Inc. (formerly known as Pate, Winters & Stone, Inc.), a consulting firm. He served as Chairman of The PWC Group, Inc. until its merger with Glass & Associates, of which he now serves as a director. Mr. Winters was formerly Executive Vice President and Director of The Williams Companies, and Executive Vice President and Director of the First National Bank of Tulsa. Mr. Winters also serves as a Director of AMX Corporation, a designer of electronic equipment. Mr. Winters will not be standing for re-election as a Class A common stock director.

   Darald W. Callahan was named Executive Vice President of Power, Chemicals and Technology of ChevronTexaco Corporation in October 2001. Previously, he served as Executive Vice President of Chevron Corporation, a position he assumed in August 2000. He was appointed President of Chevron Chemical Co. LLC, a subsidiary of Chevron, in February 1999. He served as Senior Vice President of Chevron Chemical from October 1991 through January 1999. Mr. Callahan has been employed by ChevronTexaco and its affiliates since 1964.

   John S. Watson was appointed Vice President and Chief Financial Officer of ChevronTexaco in October 2001. Previously, he served as Vice President, Finance and Chief Financial Officer of Chevron Corporation, a position he assumed in August 2000. Mr. Watson joined Chevron in 1980 as a financial analyst. He was appointed manager of investor relations in 1990. In 1993, Mr. Watson became manager of credit card enterprises for Chevron U.S.A. Products Co. Mr. Watson was appointed President of Chevron Canada Ltd. in January 1996 and in February 1998 was appointed Vice President of Chevron, responsible for strategic planning.

   The Board of Directors recommends that shareholders vote FOR the election of the nominees to the Board of Directors.

Directors' Meetings and Committees of the Board of Directors

   During 2002, our Board of Directors held 31 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors during the period for which he or she has been a director and at least 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served. The Board of Directors has the following committees:

   Audit and Compliance Committee. The Audit and Compliance Committee, which currently is comprised of Messrs. Oelkers (chairman), Bayless, Galt and Trubeck and Messes. Bynoe and Hammick, met eight times during 2002. Mr. Trubeck and Ms. Hammick were added to this committee following their election to the Board in April 2003. Each of the members of the Audit and Compliance Committee satisfies the independence requirements under the current New York Stock Exchange rules. Further, at least one member of this committee is a financial expert as such term is defined pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The

Audit and Compliance Committee is responsible for meeting with the independent auditors, internal auditors and senior executives of Dynegy to review and inquire into matters affecting the financial reporting of Dynegy and appointing the auditors to be ratified at the annual meeting of shareholders. Please read "Audit and Compliance Committee Report."

   Mr. Bayless served as Chairman of the Audit and Compliance Committee from May 2002 to November 2002. In appointing Mr. Bayless to serve on the Audit and Compliance Committee, the Board considered the rules of the New York Stock Exchange that restrict directors who have relationships with Dynegy, including employment by a predecessor or former parent company, that may interfere with the exercise of their independence from management and Dynegy from serving on the Audit and Compliance Committee. Mr. Bayless, as the former Chairman of the Board and Chief Executive Officer of Illinova Corporation, could be deemed to be an employee of a predecessor or former parent company in light of the Dynegy-Illinova merger. The Board also considered the NYSE rules which provide that a director with such relationships may, under certain circumstances, be appointed to the Audit and Compliance Committee if the Board of Directors determines in its business judgment that membership on the Audit and Compliance Committee by Mr. Bayless is required by the best interests of Dynegy and its shareholders. The Board determined that, in light of Mr. Bayless' significant financial experience and expertise, his membership on the Audit and Compliance Committee was required by the best interests of Dynegy and its shareholders.

   Executive Committee. The Executive Committee, which currently is comprised of Messrs. Dienstbier (chairman), Bayless, Callahan, Galt, Oelkers, Stewart, Williamson and Winters, met two times during 2002. The Executive Committee generally has been delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law, our Articles of Incorporation or our Bylaws. This committee also is responsible for maintaining an effective working relationship between the Board of Directors and management.

   Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Bayless (chairman), Biegler, Callahan, Oelkers, Stewart and Winters, met three times during 2002. Mr. Biegler was added to this committee following his election to the Board in April 2003. The Corporate Governance and Nominating Committee is responsible for oversight of the composition, conduct and compensation of the Board of Directors, with a strong emphasis on achieving and maintaining best practices. In addition, the Corporate Governance and Nominating Committee is charged with maintaining compliance with recently enacted corporate governance legislation and regulation. The Corporate Governance and Nominating Committee will consider director nominees recommended by shareholders. To submit a recommendation for consideration, a shareholder must follow the process described below in "Future Shareholder Proposals."

   Compensation and Human Resources Committee. The Compensation and Human Resources Committee, which currently is comprised of Messrs. Galt (chairman), Stewart, Trubeck, Watson and Winters and Ms. Bynoe, met eight times during 2002. Mr. Trubeck was added to this committee following his election to the Board in April 2003. The Compensation and Human Resources Committee reviews recommendations for the appointment of persons to senior executive positions; reviews and approves corporate compensation and benefits strategy; reviews and approves terms of employment and compensation for senior executives; and is generally responsible for the proper and orderly administration of our retirement and savings plans.

   Risk, Environment and Operations Committee. The Risk, Environment and Operations Committee, which currently is comprised of Messrs. Stewart (chairman), Biegler, Callahan and Winters and Ms. Hammick, met three times during 2002. Mr. Biegler and Ms. Hammick were added to this committee following their election to the Board in April 2003. The Risk, Environment and Operations Committee is responsible for overseeing our environmental and occupational health and safety practices as well as our operating performance.

Compensation of Directors

   General. During 2002, each non-employee director was paid an annual retainer of $30,000 per year, plus $1,500 per board meeting and $1,000 per committee meeting attended. Chairpersons of the Audit and Compliance Committee, the Compensation and Human Resources Committee, the Corporate Governance and Nominating Committee and the Risk, Environment and Operations Committee were paid an additional $10,000 chairpersons' fee. The annual retainer was payable 50% in Dynegy Class A common stock and the remaining 50%, as well as 100% of meeting and committee chairperson fees, were payable in either Class A common stock or cash, at the election of the individual director. In addition, each director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities. Directors who are employees of Dynegy or employees of ChevronTexaco are not compensated for their services.

   Generally, non-employee Class A directors were also entitled to receive options to purchase 6,000 shares of Class A common stock with an exercise price equal to the fair market value of our Class A common stock on the day of their election at the annual meeting or appointment to the Board of Directors. Additionally, in consideration of the significant time devoted by the members of the Board of Directors relating to our terminated merger with Enron Corp., a special grant of 4,000 stock options was made to each non-employee director in January 2002.

   The Corporate Governance and Nominating Committee adopted a new compensation structure for our directors upon the successful completion of our bank restructuring in April 2003. Under this new structure, which is effective as of January 1, 2003, each non-employee director will continue to receive an annual retainer of $30,000 per year, plus $2,000 per board meeting and $1,000 per committee meeting attended. Chairpersons of the Audit and Compliance Committee and the Compensation and Human Resources Committee shall receive chairpersons' fees of $50,000 and $25,000, respectively, while the chairpersons of the Corporate Governance and Nominating Committee and the Risk, Environment and Operations Committee shall receive chairpersons' fees of $10,000. Further, members of the Audit and Compliance Committee and the Compensation and Human Resources Committee shall receive additional annual retainers of $5,000 and $2,500, respectively. The annual board retainer and the meeting and committee chairpersons' fees are payable in either Class A common stock or cash, at the election of the individual director. Non-employee directors also will receive annual stock units with a value of $50,000, such units to be awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. No annual stock option grants are currently contemplated under this new structure.

   Daniel L. Dienstbier Compensation Arrangements. We entered into a consulting arrangement with Daniel L. Dienstbier effective as of February 1, 2002, the date of our acquisition of Northern Natural Gas Company ("Northern Natural"). Mr. Dienstbier previously held various executive positions at Northern Natural, including President, before being named President of Enron's Gas Pipeline Group in 1985. Mr. Dienstbier agreed to serve as interim President of Northern Natural through July 31, 2002. In connection with the execution of this agreement, pursuant to which we compensated Mr. Dienstbier $30,000 per month, Mr. Dienstbier resigned from the Audit and Compliance Committee of both Dynegy and Northern Border Partners, L.P.

   We subsequently entered into a replacement services agreement with Mr. Dienstbier effective as of May 28, 2002, the date on which Mr. Dienstbier assumed the position of interim Chief Executive Officer. His compensation pursuant to this agreement was $83,333 per month, in the form of cash or common stock at his election. Mr. Dienstbier served as interim Chief Executive Officer from such date until October 23, 2002, when Bruce A. Williamson was elected President and Chief Executive Officer. Mr. Dienstbier was elected non-executive Chairman of the Board on September 19, 2002, and has continued to serve as non-executive Chairman of the Board since Mr. Williamson's election on October 23rd. Mr. Dienstbier continues to serve as non-executive Chairman of the Board and, pursuant to revisions to his earlier services agreement, we paid him $83,333 per month through January 31, 2003 and have paid or expect to pay him $41,667 per month from

February 1, 2003 through May 31, 2003. In addition, we paid Mr. Dienstbier a cash bonus of $630,000 in November 2002 pursuant to the terms of his replacement services agreement and in further consideration for his time and service as Chairman and interim Chief Executive Officer.

   Effective as of June 1, 2003, in his capacity as non-executive Chairman of the Board, Mr. Dienstbier will be paid an annual retainer of $150,000. He otherwise will be eligible to receive meeting fees and stock unit grants, but he will not be entitled to additional director or related fees other than reasonable expense reimbursements.

   Special Director Payments to J. Otis Winters and Charles E. Bayless. In November 2002, we paid approximately $480,000 and $315,000, respectively, in additional director fees to Messrs. Winters and Bayless. The additional fees were paid in consideration of the unusual additional duties performed by Messrs. Winters and Bayless in carrying out their respective roles as our Lead Director and Audit and Compliance Committee Chairman, respectively. The Board requested that Messrs. Winters and Bayless assume these duties in consideration of their knowledge and expertise in such matters and the challenges facing management during 2002 and late 2001. These additional duties included oversight of and guidance to management in connection with various lawsuits and governmental investigations. We believe that the fees paid are at or below those that would have been paid to other persons performing similar services.

Certain Transactions and Other Matters

   For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with
Section 16(a) of the Securities Exchange Act of 1934, see "Executive Compensation--Employment Agreements," "--Certain Relationships and Related Transactions" and "--Section 16(a) Beneficial Ownership Reporting Compliance."

                            EXECUTIVE COMPENSATION

   The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our Chief Executive Officer during 2002 and our four other most highly compensated executive officers at the end of 2002 (the "Named Executive Officers") in combined salary and bonus earned in 2002, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2001 and 2000. Also included are the amounts earned by two additional individuals who would have been among the four highest paid executive officers had they been serving as such at the end of 2002.

                          SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                         Annual Compensation                Compensation Awards
                            ---------------------------------------------- ---------------------
                                                                                        Shares
                                                                           Restricted Underlying
                            Fiscal                 Cash     Other Annual     Stock      Stock         All Other
    Name and Position        Year      Salary    Bonus(1)  Compensation(2)   Awards   Options(3)   Compensation(4)
    -----------------       ------   ---------- ---------- --------------- ---------- ----------   ---------------
Bruce A. Williamson........  2002(5) $  191,335 $2,250,000           --        --     2,000,000      $  296,584
  Chief Executive Officer,
  President and Director

Charles L. Watson..........  2002(6) $  650,000         --   $8,851,523        --            --      $  478,200
  Former Chief               2001    $1,528,756 $5,000,000   $1,484,493        --     1,009,347      $   27,200
  Executive Officer          2000    $1,527,500 $4,632,814           --        --       681,924      $   26,000

Daniel L. Dienstbier.......  2002(7) $  500,000 $  630,000           --        --            --              --
  Former Interim Chief       2001            --         --           --        --            --              --
  Executive Officer          2000            --         --           --        --            --              --

Kenneth E. Randolph........  2002    $  422,145         --   $   54,460        --            --      $   27,000
  Former Executive Vice      2001    $  372,000 $  550,000   $   50,632        --       162,371      $   27,200
  President and General      2000    $  356,417 $  525,000           --        --        61,463      $   27,427
  Counsel

R. Blake Young.............  2002    $  324,400 $  822,011           --        --        90,000      $   22,000
  Executive Vice President   2001    $  306,667 $  450,000   $   25,316        --       144,814      $   27,200
  of Administration and      2000    $  270,000 $  490,000           --        --        60,000      $   28,646
  Technology

Louis J. Dorey.............  2002(8) $  322,752         --           --        --            --      $1,346,004
  Former Chief Financial
  Officer

Alec G. Dreyer.............  2002(8) $  309,160 $  126,105           --        --        90,000      $   22,000
  President and Chief
  Executive Officer of
  Dynegy Generation

Stephen W. Bergstrom.......  2002(6) $  714,738         --   $   63,797        --            --      $3,136,218
  Former President and       2001    $  886,493 $5,000,000   $  222,784        --       475,283      $   27,200
  Chief Operating Officer    2000    $  865,580 $2,628,962           --        --       450,000      $   25,500

Matthew K. Schatzman.......  2002(8) $  393,631         --           --        --            --      $3,515,147
  Former President and
  Chief Executive Officer
  of Wholesale Energy
  Network Segment

--------
(1) Bonus awards for 2001 and 2000, which were paid in 2002 and 2001, respectively, generally were determined under the terms of our Incentive Compensation Plan. No bonus payments were made for 2002 under our Incentive Compensation Plan. The bonus shown for 2002 for Mr. Williamson was paid upon execution of his employment agreement in October 2002. The bonus shown for Mr. Dienstbier was paid in November 2002 pursuant to the terms of his replacement services agreement and in further consideration for his time and service as Chairman and interim Chief Executive Officer. See "Compensation of Directors--Daniel L. Dienstbier Compensation Arrangements." The bonus shown for 2002 for Mr. Young was paid upon execution of a new employment agreement in September 2002. The bonus shown for 2002 for Mr. Dreyer relates to the payment of principal and interest on a relocation loan made to Mr. Dreyer in connection with the consummation of the Dynegy-Illinova merger, as well as the related tax payments owed with respect to such amount. The bonus shown for 2000 for Mr. Watson includes a payment of $500,000 in February 2001 relating to the successful completion of our merger with Illinova. See "Employment Agreements."

(2) Includes "Perquisites and Other Personal Benefits" if the value is greater than the lesser of $50,000 or 10% of reported salary and bonus. For 2001, amounts reflect the dollar value of the difference between the price paid by the Named Executive Officers for shares of Class A common stock purchased from Dynegy in a private placement transaction in December 2001 and the net proceeds per share to Dynegy from a concurrent public offering (after a $1.00 per share underwriting discount). For 2002, amounts include the following:

.. Mr. Watson... Approximately $6,000,000 relating to a payment we made to the Internal Revenue
                Service associated with a tax obligation incurred by Mr. Watson in relation to a
                May 2002 stock option exercise by an affiliated limited partnership controlled by Mr.
                Watson and approximately $2,800,000 relating to charitable contributions made on
                Mr. Watson's behalf, with the remainder relating to club memberships and personal use of corporate aircraft. It is intended that the referenced tax payment will be offset against other payments, if any, determined to be owed to Mr. Watson as a result of the ongoing arbitration proceedings between the parties. See "Employment Agreements."
.. Mr. Randolph. Approximately $30,000 relating to reimbursements for the payment of taxes and approximately $16,350 relating to financial planning services, with the remainder relating to tax preparation assistance and club memberships.
.. Mr. Bergstrom Approximately $49,000 relating to personal use of corporate aircraft, with the remainder relating to club memberships and reimbursements for the payment of taxes.

(3) Represents options to purchase shares of our Class A common stock at a price equal to the fair market value of our Class A common stock on the date of grant. Amounts for 2000 and 2002 generally reflect options granted in 2001 and 2003, respectively, for 2000 and 2002 performance. Amounts for 2001 reflect options granted in 2001 for 2001 performance. Mr. Williamson's 2002 amount reflects options granted upon execution of his employment agreement in October 2002.
(4) The amounts shown as "All Other Compensation" for 2002 include the following:

.. Mr. Williamson Payment made in connection with a non-compete obligation in respect of
                 Mr. Williamson's prior employment that arose upon his election as our President and
                 Chief Executive Officer ($285,104) and a defined contribution under our portable retirement plan ($11,480).
.. Mr. Watson.... Payment of life insurance premiums ($456,200), a matching contribution under the
                 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan
                 ($12,000).
.. Mr. Randolph.. Payment of life insurance premiums ($5,000), a matching contribution under the
                 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan
                 ($12,000).
.. Mr. Young..... A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).
.. Mr. Dorey..... Severance payments in December 2002 ($1,327,666), which included $300,000 associated with additional bonus amounts earned for 2001, a matching contribution under the 401(k) Plan ($6,338) and a defined contribution under our portable retirement plan ($12,000).
.. Mr. Dreyer.... A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).
.. Mr. Bergstrom. Severance payments in October 2002 ($2,929,843), payments made for consulting services provided in 2002 following the termination of his employment ($184,375), a matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000). Please read "Employment Agreements"
                 for further discussion of Mr. Bergstrom's severance and consulting arrangements.
.. Mr. Schatzman. Severance payments in October 2002 ($3,413,147), payments made for consulting services provided in 2002 following the termination of his employment ($80,000), a matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000). Please read "Employment Agreements"
                 for further discussion of Mr. Schatzman's severance and consulting arrangements.

(5) Mr. Williamson was elected President and Chief Executive Officer in October 2002.
(6) Messrs. Watson and Bergstrom departed Dynegy in May 2002 and October 2002, respectively. Each of Messrs. Watson and Bergstrom has commenced arbitration proceedings against Dynegy claiming that he is owed approximately $28.7 million and approximately $10.4 million, respectively, in severance benefits. See "Employment Agreements."
(7) Mr. Dienstbier served as our interim Chief Executive Officer from May 2002 to October 23, 2002. He currently serves as our non-executive Chairman of the Board. He was previously compensated for his service as President of Northern Natural from February 2002 to May 2002. Except for the compensation he has received in his former capacities as President of Northern Natural and our interim Chief Executive Officer and in his current capacity as non-executive Chairman of the Board, Mr. Dienstbier's compensation has related solely to his role as a non-executive director. Please see "Compensation of Directors." Amounts included in this Summary Compensation Table are only those received in relation to his capacities as interim Chief Executive Officer of Dynegy and President of Northern Natural.
(8) Each of Messrs. Dorey, Dreyer and Schatzman became an executive officer of Dynegy in 2002. The employment of Mr. Dorey and Mr. Schatzman was terminated in January 2003 and October 2002, respectively.

Stock Option Grants

   The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2002 and/or related to 2002 performance under the Dynegy Inc. 2000 Long-Term Incentive Plan and the Dynegy Inc. 2002 Long-Term Incentive Plan. No stock appreciation rights were granted during 2002.

                                 Individual Grants
                     ------------------------------------------
                                                                Potential Realizable
                                % of Total                      Value at Assumed Annual
                     Number of   Options                        Rate of Stock Price
                     Securities Granted to Exercise             Appreciation for Option
                     Underlying Employees   or Base                 Term($)(2)
                      Options   for Fiscal   Price   Expiration -----------------------
        Name         Granted(1)    2002    ($/Share)    Date       5%          10%
        ----         ---------- ---------- --------- ----------  ---------   ---------
Bruce A. Williamson. 2,000,000      49        0.88    10/23/12  1,106,854   2,804,986
Charles L. Watson...        --      --          --          --         --          --
Daniel L. Dienstbier     4,000       *       23.31     1/18/12     58,638     148,600
Kenneth E. Randolph.        --      --          --          --         --          --
R. Blake Young......    90,000     2.2        1.77     2/14/13    100,183     253,883
Louis J. Dorey......        --      --          --          --         --          --
Alec G. Dreyer......    90,000     2.2        1.77     2/14/13    100,183     253,883
Stephen W. Bergstrom        --      --          --          --         --          --
Matthew K. Schatzman        --      --          --          --         --          --

--------
 * Less than 1%
(1) Amount for Mr. Williamson reflects options granted upon execution of his employment agreement in October 2002. Amounts for Messrs. Young and Dreyer reflect options granted in 2003 for 2002 performance. Amount for Mr. Dienstbier reflects non-employee director options granted in 2002 relating to our non-employee directors' substantial time commitments associated with the terminated Enron merger. In each case, stock options were granted with an exercise price equal to the closing price of our Class A common stock on the date of grant.
(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock.

Option Exercises and Year-End Value Table

   The following table sets forth information regarding options held by the Named Executive Officers at December 31, 2002.

                                                     Number of Shares        Value of Unexercised
                                                  Underlying Unexercised      In-the-Money Stock
                                                 Stock Options at 12/31/02  Options at 12/31/02(1)
                     Shares Acquired    Value    ------------------------- -------------------------
        Name           on Exercise   Realized($) Exercisable Unexercisable Exercisable Unexercisable
        ----         --------------- ----------- ----------- ------------- ----------- -------------
Bruce A. Williamson.           --            --          --    2,000,000       --        $600,000
Charles L. Watson...    2,399,431(2) 36,663,305   4,269,506           --       --              --
Daniel L. Dienstbier           --            --      16,000           --       --              --
Kenneth E. Randolph.           --            --     468,789      174,266       --              --
R. Blake Young......           --            --     154,500      267,250       --              --
Louis J. Dorey......           --            --      42,780           --       --              --
Alec G. Dreyer......           --            --     201,486      192,135       --              --
Stephen W. Bergstrom           --            --   2,541,537           --       --              --
Matthew K. Schatzman           --            --     886,537           --       --              --

--------
(1) Value based on the closing price of $1.18 on the New York Stock Exchange--Composite Tape for our Class A common stock on December 31, 2002.
(2) Reflects options exercised by an affiliated limited partnership controlled by Mr. Watson. Value realized amount calculated based on the fair market value of our Class A common stock of $16.75 per share at the time of exercise on May 1, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to us and upon written representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis, except as described below. Mr. Winters included on his 2002 Form 5 a gift transaction that was effected in October 2001.

Employment Agreements and Change-in-Control Agreements

   General. In late Summer 2002, we changed our approach with respect to employment agreements with senior executives of Dynegy. Under this new approach, we will seek to minimize the number of such agreements. We also will seek to attain further uniformity in these agreements and have adopted a standard form agreement to facilitate this purpose. Among other things, this form agreement limits automatic renewals and the amount of severance payments that may be owed upon certain termination events. The agreements described below for Messrs. Williamson and Young reflect the renewal and severance-related provisions of this newly adopted form agreement.

   Bruce A. Williamson Employment Agreement. Upon becoming our Chief Executive Officer and President effective October 23, 2002, Mr. Williamson signed an employment agreement that terminates on October 23, 2005, subject to an automatic one-year extension. Concurrent with the execution of this agreement, Mr. Williamson received a signing bonus of $2,250,000 and was granted options to purchase 2,000,000 shares of Class A common stock with an exercise price of $0.88 per share, which was the closing price of our Class A common stock on the date of grant. Mr. Williamson's employment agreement entitles him to a base salary of $1,000,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. The employment agreement provides that Mr. Williamson is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement also contains non-compete provisions in the event of Mr. Williamson's termination of employment.

   Mr. Williamson's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated due to resignation following a "constructive termination," as defined in the agreement, or by Dynegy without cause. For purposes of the agreement, the term "constructive termination" is defined to include a reduction in base salary or relocation outside of the Houston metropolitan area. Upon such a termination, Mr. Williamson would receive one year's base salary, one year of continued health and welfare benefits and a lump sum payment equal to the value of the 401(k) Plan matching contribution and portable retirement plan benefit he otherwise would have received through the term of the agreement. All employee stock options granted to him during the term of his employment also would become immediately vested. Further, if such a termination occurs within one year following specified change of control events, Mr. Williamson would be entitled to the following additional payments:

  .   a lump sum amount equal to 2.99 times the greater of:

     . the highest average annual base salary and incentive compensation paid to Mr. Williamson for the three years preceding the year of termination, and

     . Mr. Williamson's base salary and target bonus amount for the year of termination; and

  . continued health and welfare benefits for 36 months from the termination date.

   Charles L. Watson Employment Agreement. Mr. Watson is our former Chairman and Chief Executive Officer. The termination of his employment was effective in May 2002. Mr. Watson's 2002 compensation was determined under the terms of an employment agreement between Dynegy and Mr. Watson that was to expire on

February 1, 2003, subject to automatic one-year extensions. Mr. Watson's employment agreement entitled him to a base salary of $1,500,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Watson's base salary when he left Dynegy was $1,560,000. The employment agreement also provided that Mr. Watson was eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contained non-compete provisions in the event of Mr. Watson's termination of employment.

   Mr. Watson's employment agreement also included provisions governing the payment of severance benefits if his employment was terminated due to resignation following a "constructive termination," as defined in the agreement, or for any other reason other than his voluntary resignation, death, disability or discharge for cause. For purposes of the agreement, the term "constructive termination" is defined to include reductions in base salary, incentive or other compensation; a significant dimunition in responsibilities; relocation outside of the Houston metropolitan area; and certain changes in control of Dynegy. Any severance benefits owed under the agreement are prescribed as follows:

  .   a lump sum amount equal to 2.99 times the greater of:

     . the highest average annual base salary and incentive compensation required to be paid to Mr. Watson for the highest three years preceding the year of termination, and

     . Mr. Watson's base salary and target bonus amount for the year of termination;

  . a lump sum amount equal to the net present value, as determined by the Board of Directors in its sole and absolute discretion, of the senior management benefits and other perquisites owed to Mr. Watson through the remaining term of his employment,

  . vesting of any previously granted unvested Dynegy stock options to be exercised until the later of the term of this agreement or the one-year anniversary of the termination date, and

  . continued health and welfare benefits for 36 months from the termination date.

   Mr. Watson has initiated arbitration proceedings against us relating to the amount that he claims he is owed under this agreement, which is subject to interpretation. His arbitration claim seeks payment of up to $28,700,000. All unvested stock options previously granted to Mr. Watson became immediately exercisable upon his termination and shall remain exercisable until the earlier of the end of the original term of the option grant or May 27, 2003.

   Kenneth E. Randolph Employment Agreement. Mr. Randolph's 2002 compensation was determined under the terms of an employment agreement between Dynegy and Mr. Randolph that terminated by mutual agreement on April 15, 2003. Mr. Randolph's employment agreement entitled him to a base salary of $350,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Randolph was paid a signing bonus of $100,000 in connection with the execution of his employment agreement. The employment agreement also provided that Mr. Randolph was eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contained non-compete provisions in the event of Mr. Randolph's termination of employment.

   Mr. Randolph's employment agreement also included provisions governing the payment of severance benefits similar to those contained in Mr. Watson's agreement as described above. We entered into a settlement and release agreement with Mr. Randolph pursuant to which he received a payment of approximately $2,500,000 in April 2003. We also agreed to retain Mr. Randolph's services as a consultant through October 30, 2003 for a monthly payment of $35,500 and to provide continued health and welfare benefits coverage for up to 36 months. All unvested stock options previously granted to Mr. Randolph became immediately exercisable upon his departure and shall remain exercisable until the earlier of the end of the original term of the option grant or April 15, 2004. The terms of the settlement and release agreement waived the non-compete provisions contained in Mr. Randolph's employment agreement.

   R. Blake Young Employment Agreement. Mr. Young executed a new employment agreement effective September 16, 2002. The new agreement has a two-year term, subject to an automatic one-year extension. Mr. Young serves as Dynegy's Executive Vice President of Administration and Technology. Upon execution of this agreement, Mr. Young received a bonus payment of $822,011 and agreed to pay to Dynegy $512,011, which was the full amount of principal and interest then outstanding under a loan provided him by Dynegy in order to participate in the December 2001 private equity offering. We also agreed to pay to Mr. Young on each of September 16, 2003 and September 16, 2004, subject to his continued employment, a bonus payment of $155,000, and Mr. Young agreed to repay his then outstanding loans under Dynegy's Short-Term Executive Stock Purchase Program pursuant to their terms. See "Transactions with Directors and Executive Officers." Mr. Young's employment agreement entitles him to a base salary of $325,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. The employment agreement also provides that Mr. Young shall be eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contains non-compete provisions in the event of Mr. Young's termination of employment.

   Mr. Young's employment agreement also includes provisions governing the payment of severance benefits similar to those contained in Mr. Williamson's agreement as described above.

   Alec G. Dreyer Employment Agreement. Mr. Dreyer's 2002 compensation was determined under the terms of an employment agreement between Dynegy and Mr. Dreyer effective as of February 2, 2000. The agreement expires on February 2, 2005, subject to automatic one-year extensions. Mr. Dreyer serves as President of our power generation business. Mr. Dreyer's employment agreement entitles him to a base salary of $290,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Dreyer was paid an additional base salary payment of approximately $15,000 in connection with the execution of his employment agreement, which amount represented payment for the period between September 15, 1999 to the closing date of our acquisition of Illinova, Mr. Dreyer's former employer, covering the pro rata difference between his new base salary and his final base salary at Illinova ($250,000 per annum). Mr. Dreyer's annual base salary was increased to $400,000 in November 2002.

   The employment agreement also provides that Mr. Dreyer is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. Upon consummation of the Illinova acquisition, Mr. Dreyer was granted 25,218 stock options at an exercise price of $23.38 per share, as well as a restricted stock grant of 10,696 shares (or 21,392 shares after giving effect to the August 2002 two-for-one stock split) vesting on February 2, 2005. All options granted to Mr. Dreyer prior to November 1, 1999 also became vested upon consummation of the Illinova merger. The employment agreement contains non-compete provisions in the event of Mr. Dreyer's termination of employment.

   Mr. Dreyer's employment agreement also included provisions governing the payment of severance benefits similar to those contained in Mr. Watson's agreement as described above.

   Stephen W. Bergstrom Employment Agreement. Mr. Bergstrom is our former President and Chief Operating Officer. The termination of his employment was effective in October 2002. Mr. Bergstrom's 2002 compensation was determined under the terms of an employment agreement that was to expire on February 2, 2004, subject to automatic one-year extensions. Mr. Bergstrom's employment agreement entitled him to a base salary of $850,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Bergstrom's base salary when he left Dynegy was $885,000. The employment agreement also provided that Mr. Bergstrom was eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contained non-compete provisions in the event of Mr. Bergstrom's termination of employment.

   Mr. Bergstrom's employment agreement also included provisions governing the payment of severance benefits similar to those contained in Mr. Watson's agreement as described above. We entered into a termination agreement with Mr. Bergstrom in October 2002 pursuant to which he received a payment of approximately $2,900,000. Pursuant to the termination agreement, we also agreed, subject to certain conditions, to pay Mr. Bergstrom approximately $10,400,000 on January 31, 2003 and to retain Mr. Bergstrom's services as a consultant through January 31, 2003 for a monthly payment of $73,750 pro rated based on the period of time during which such services were provided. Further, we agreed to provide continued health and welfare benefits coverage for up to 36 months. All unvested stock options previously granted to Mr. Bergstrom became immediately exercisable upon his termination and shall remain exercisable until the earlier of the end of the original term of the option grant or February 2, 2004.

   We paid Mr. Bergstrom $258,125 in consulting payments for services provided through January 31, 2003, including $184,375 relating to services provided during 2002 following his termination. We have not paid Mr. Bergstrom any of the $10,400,000 in severance payments referenced above due to certain conditions set forth in the termination agreement. Mr. Bergstrom has initiated arbitration proceedings against us seeking up to $10,400,000 that he claims he is owed under his agreement, which is subject to interpretation.

   Matthew K. Schatzman Employment Agreement. Mr. Schatzman is our former President, Commercial Operations. The termination of his employment was effective in October 2002. Mr. Schatzman's 2002 compensation was determined under the terms of an employment agreement that was to expire on February 1, 2005, subject to automatic one-year extensions. Mr. Schatzman's employment agreement entitled him to a base salary of $400,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Schatzman's base salary when he left Dynegy was $480,000. The employment agreement also provided that Mr. Schatzman would be eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contained non-compete provisions in the event of Mr. Schatzman's termination of employment.

   Mr. Schatzman's employment agreement also included provisions governing the payment of severance benefits similar to those contained in Mr. Watson's agreement as described above. We entered into a settlement and release agreement with Mr. Schatzman in October 2002 pursuant to which we agreed to pay a total of approximately $7,300,000, including an immediate payment of approximately $2,100,000. We agreed, subject to certain conditions, to pay Mr. Schatzman the remainder in installments of approximately $1,300,000 on each of December 31, 2002, January 31, 2003, February 28, 2003 and March 31, 2003 and to retain Mr. Schatzman's services as a consultant through March 31, 2003 for a monthly payment of $40,000. Further, we agreed to provide continued health and welfare benefits coverage for up to 36 months. All unvested stock options previously granted to Mr. Schatzman became immediately exercisable upon his termination and shall remain exercisable until the earlier of the end of the original term of the option grant or February 2, 2005.

   We paid Mr. Schatzman $165,538 in consulting payments for services provided through March 31, 2003, including $80,000 relating to services provided during 2002 following his termination. We have also paid to Mr. Schatzman each of the $1,300,000 severance payments referenced above but for the March 31, 2003 payment, which remains unpaid as of the date hereof due to certain conditions set forth in the settlement and release agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ChevronTexaco Corporation

   Commercial Relationships. In August 1996, we completed a business transaction with a subsidiary of Chevron Corporation (now ChevronTexaco Corporation) pursuant to which substantially all of Chevron's midstream energy assets were merged into our operations. In connection with this business combination, we and Chevron, and our respective affiliates, entered into a number of supply, sales and service agreements. Under those agreements, we had:

  . the obligation to purchase and the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and natural gas liquids feedstock to Chevron refineries and Chevron Chemical plants in the United States;

  . the right to participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities; and

  . the right to process substantially all of Chevron's processable natural gas in those geographic areas where it is economically feasible for us to do so.

   In March 2002, we agreed with ChevronTexaco to expand our commercial relationships to include substantially all of the natural gas and domestic mixed natural gas liquids and related products produced or controlled by the former Texaco.

   In August 2002, we executed an agreement with ChevronTexaco pursuant to which the parties amended the existing gas purchase agreement, security agreement, netting agreement and certain related agreements. Under this agreement, we agreed to accelerate payment to the month of delivery for a portion of the natural gas we purchased from ChevronTexaco, with the amount of the accelerated payment generally being equal to 75 percent of the value of the prior month's gas deliveries, after reduction pursuant to a netting agreement between ChevronTexaco and us. This payment arrangement was effective upon the closing of the sale of Northern Natural in August 2002 and resulted in an accelerated payment totaling $176 million at December 31, 2002.

   Also in August 2002, in partial satisfaction of certain of our obligations to ChevronTexaco under these agreements, we sold to ChevronTexaco our 39.2% ownership interest in West Texas LPG Pipeline Limited Partnership, or WTLPS, which is the owner of West Texas LPG Pipeline. ChevronTexaco was already the owner of the largest interest in WTLPS and the operator of the pipeline. The interest sold to ChevronTexaco was valued at approximately $45 million.

   In connection with our announced exit from third-party risk management aspects of the marketing and trading business, we have agreed with ChevronTexaco to terminate the natural gas purchase agreement between the parties and to provide for an orderly transition of responsibility for marketing ChevronTexaco's domestic natural gas production. This agreement will not affect our contractual agreements with ChevronTexaco relative to its U.S. natural gas processing and the marketing of its domestic natural gas liquids. The cancellation of the agreement was effective January 1, 2003. In accordance with the termination of the natural gas purchase agreement, we paid to ChevronTexaco $13 million. As part of the transition, we also agreed to provide scheduling, accounting and reporting services to ChevronTexaco through April 2003. We were obligated to purchase any gas not sold under the ChevronTexaco agreements for February and March 2003 at an index price.

   We also engage in other transactions with ChevronTexaco, including purchases and sales of natural gas, natural gas liquids and crude oil. We believe that these transactions are executed at prevailing market rates. During the year ended December 31, 2002, our marketing business recognized net purchases from ChevronTexaco of $1.5 billion. In addition, other of our businesses recognized aggregate sales to ChevronTexaco of $0.8 billion and aggregate purchases of $0.5 billion.

   Equity Investments. We hold investments in joint ventures in which ChevronTexaco or its affiliates are also investors. These investments include a 22.9% ownership interest in Venice Energy Services Company, L.L.C., which holds a pipeline gathering system, a processing plant, a fractionator and an underground natural gas liquids storage facility in Louisiana; and a 50% ownership interest in Nevada Cogeneration Associates #2, which holds our Black Mountain power generation facility in Nevada. During the year ended December 31, 2002, our portion of the net income from these joint ventures was $17 million.

   Shareholder Agreement. In connection with the merger between us and Illinova, we entered into a shareholder agreement with Chevron U.S.A. governing certain aspects of our relationship. Upon consummation of the Illinova transaction, Chevron U.S.A. received shares of our Class B common stock, which entitle it to designate up to three members of our Board of Directors. The Class B common stock director nominees, Messrs. Callahan and Watson, are each executive officers of ChevronTexaco. Chevron U.S.A. is our largest shareholder and currently owns approximately 26% of our outstanding voting securities. For more information regarding this shareholder agreement, please read our Annual Report on Form 10-K for the year ended December 31, 2002.

   Registration Rights Agreement. Also in connection with the merger between us and Illinova, we entered into a registration rights agreement with ChevronTexaco. Pursuant to this agreement, we granted ChevronTexaco registration rights for the Class A common stock underlying the Class B common stock it holds. Beginning October 28, 2000, ChevronTexaco had the right on eight occasions to require us to initiate a public offering for all the shares requested to be sold by ChevronTexaco. ChevronTexaco may exercise its rights to request a registration once during any 180-day period. Additionally, ChevronTexaco has the right to participate in and sell shares of stock held by it during any public offering of our stock whether offered by us or any other shareholders.

   Series B Preferred Stock. On November 13, 2001, ChevronTexaco purchased 150,000 shares of our Series B Mandatorily Convertible Redeemable Preferred Stock for $1.5 billion. The proceeds from this issuance were used to finance our investment in Northern Natural. Each share of Series B preferred stock is convertible at ChevronTexaco's option, for a period of two years, into shares of Class B common stock at the conversion price of $31.64. The shares provide for a mandatory redemption on November 13, 2003. Our Board of Directors will evaluate this redemption obligation prior to November 13, 2003. Based on our substantial debt obligations, liquidity position, limitations under applicable state law and limitations in our recently restructured credit facility, we do not currently expect to redeem the preferred shares in November 2003. Our restructured credit facility provides that we cannot redeem more than $50 million of the Series B preferred stock during the term of the facility and we must permanently reduce borrowings under the credit facility by three times any amount repaid. Shares not redeemed will remain outstanding.

   Our failure to redeem the Series B preferred stock on the redemption date would not be a default under any of our bank borrowings, secured debt, senior notes or other obligations. The shares of Series B preferred stock are not entitled to a dividend in cash or in kind or Board representation either currently or upon a failure to make a redemption payment. We continue to engage in discussions with ChevronTexaco regarding a possible restructuring of the redemption obligations with respect to this preferred stock.

   Conflicts of Interest. ChevronTexaco, one of the world's largest integrated energy companies, is involved in every aspect of the energy industry, from oil and gas exploration and production to transportation, refining and retail marketing, as well as chemicals manufacturing and sales and power production. ChevronTexaco's present operations and its pursuit of future opportunities may overlap with our operations and strategy. There are no contractual limits on ChevronTexaco's ability to compete with us. Conflicts of interest may arise between ChevronTexaco, its affiliates and us as we each pursue business opportunities.

   We have procedures in place designed to mitigate any such conflicts of interest. Under Section IV(E) of our current Audit and Compliance Committee charter, our Audit and Compliance Committee is responsible for approving potential conflicts of interest between or among affiliated shareholders, management and Dynegy. Additionally, for transactions involving ChevronTexaco, the representatives of ChevronTexaco serving on our

Board of Directors are recused from the Board's decision-making process with respect to the consummation of any such transactions.

Transactions with Directors and Executive Officers

   General. We engaged in certain transactions with directors and executive officers in 2002. Following is a description of these transactions, including loans made to executive officers for the purchase of our Class A common stock pursuant to the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program and in a December 2001 private placement.

   Dynegy Inc. Short-Term Executive Stock Purchase Loan Program. In July 2001, we established the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program pursuant to which eligible officers were loaned funds to acquire our Class A common stock through open market purchases. We terminated this program as it relates to new loans effective June 30, 2002. The notes bear interest at the greater of five percent or the applicable federal rate as of the loan date, are full recourse to the participants and mature on December 19, 2004. At December 31, 2002, an aggregate of approximately $12 million, which included accrued and unpaid interest, was owed to us under this program.

   In connection with our organizational restructuring, we offered to forgive 50 percent of the outstanding balance under each loan established through the program to non-executive officers effective as of January 15, 2003, April 15, 2003, July 15, 2003 or October 15, 2003, at the officers' election. In order to provide incentives to those employees with outstanding loans under this program to remain with us post-restructuring, we have agreed to forgive one-half of the remaining balance of each of their loans on or before December 31, 2003 and to forgive the then-remaining balance under each such loan on or before December 19, 2004, subject to the participant's achievement of specified employment objectives. For employees terminated as part of the restructuring, the remaining balance outstanding under each loan matures and is due and payable on December 19, 2004. Interest rates charged under these loans remain unchanged.

   Two of our former executive officers--Deborah A. Fiorito and Lawrence A. McLernon--had outstanding loans under this program during 2002. In connection with their departures from Dynegy in September 2002, these former executive officers' outstanding loans under this program were extended to September 2007. At December 31, 2002, the amounts outstanding under their respective loans under this program, including accrued interest, were $445,621 and $1,571,637. The highest amounts outstanding for each such loan during 2002, including accrued interest, were $445,621 and $1,595,165, respectively.

   A third former executive officer, Hugh A. Tarpley, has an outstanding loan under this program that matures on December 19, 2004. At December 31, 2002, the amount outstanding under his loan, including accrued interest, was $126,887. The highest amount outstanding under his loan during 2002, including accrued interest, was $260,505.

   The following table contains information relating to program loans made to current executive officers as of December 31, 2002.

            Short-Term Executive Stock Purchase Loan Program Loans

                                        Largest Amount
                         Amount          Outstanding
                      Outstanding     (Including Accrued
                   (Including Accrued  Interest) During
                    Interest) as of     the Year Ended    Maturity  Interest
         Name      December 31, 2002  December 31, 2002     Date      Rate
         ----      ------------------ ------------------ ---------- --------
    Alec G. Dreyer      $164,355           $164,355       9/12/2003    5%
    R. Blake Young      $611,720           $611,720      10/10/2003    5%

   December 2001 Equity Purchases. In December 2001, eight former executive officers and one current executive officer purchased Class A common stock from us in a private placement pursuant to Section 4(2) of the Securities Act of 1933. These executives received loans totaling approximately $24,000,000 from us to purchase the common stock at a price of $19.75 per share, the same price as the net proceeds per share received by us from a concurrent public offering. The loans initially bore interest at 3.25 percent per annum and are full recourse to the borrowers.

   The following table sets forth information relating to loans outstanding during the year ended December 31, 2002 relating to the December 2001 equity purchases:

                      December 2001 Equity Purchase Loans

                                           Largest Amount
                            Amount          Outstanding
                         Outstanding     (Including Accrued
                      (Including Accrued  Interest) during
                       Interest) as of     the year ended   Maturity  Interest
         Name         December 31, 2002  December 31, 2002    Date      Rate
         ----         ------------------ ------------------ --------- --------
 Charles L. Watson...            --         $15,120,192(1)         --   3.25%
 Stephen W. Bergstrom            --         $ 4,435,244(1)         --   3.25%
 Kenneth E. Randolph.            --         $ 1,007,995(1)         --   3.25%
 Robert D. Doty......            --         $   100,795(1)         --   3.25%
 R. Blake Young......            --         $   512,011(2)         --   3.25%
 Milton A. Scott.....      $519,446         $ 1,024,022(3)  9/30/2007   5.00%
 Deborah A. Fiorito..            --         $   512,011(2)         --   3.25%
 Lawrence A. McLernon            --         $ 1,024,022(2)         --   3.25%
 Hugh A. Tarpley.....            --         $   512,011(2)         --   3.25%

--------
(1) Reflects amount paid in full in March 2002.
(2) Reflects amount paid in full in September 2002. Messrs. Young and Tarpley used proceeds from a special bonus payment paid by us as part of the new employment agreements they executed in September 2002. Mr. McLernon and Ms. Fiorito paid off their loans in full as an offset to their severance payments in September 2002.
(3) Mr. Scott paid $512,011 of the $1,024,022 then outstanding under his loan as an offset to his severance payment in September 2002. In connection therewith, the maturity date of the remaining balance for this former executive officer was extended to September 2007 and the interest rate was increased from 3.25% to 5.0%.

   Alec G. Dreyer Relocation Loan. In connection with our merger with Illinova and the execution of his employment agreement with us, Mr. Dreyer received a $300,000 loan from us to assist him with his relocation to Houston. The loan bears interest at 6.5% per annum, is secured by bonus payments payable to Mr. Dreyer following the date thereof and is payable in five annual installments of $60,000 through March 1, 2005 or, if earlier, 10 days after the termination of his employment. Mr. Dreyer received bonus payments for 2000, 2001 and 2002 in sufficient amounts to satisfy the then owing annual installments under this loan. The highest amount outstanding under this loan in 2002, including accrued interest, was $240,000; the current balance is approximately $120,000. See "Summary Compensation Table" for further discussion.

   Advancement of Legal Expenses. The Board of Directors previously approved the advancement of legal expenses to some of our former directors and executive officers relating to their involvement in various investigations and litigation matters affecting Dynegy. For 2002, payments for Mr. Watson and Patricia Eckert, a former director, were in amounts that did not exceed $60,000, while payments for Mr. Doty totaled approximately $181,000.

Audit and Compliance Committee Report

   Dynegy's Board of Directors has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board of Directors. The charter, which was most recently amended in September 2002, is attached as Appendix A to this proxy statement. The Audit and Compliance Committee regularly reviews its charter in light of ongoing governance and regulatory developments, including rules adopted or proposed to be adopted by the SEC and the New York Stock Exchange. Dynegy's management is responsible for establishing a system of internal controls and for preparing Dynegy's consolidated financial statements in accordance with generally accepted accounting principles. Dynegy's independent accountants,

PricewaterhouseCoopers LLP, are responsible for auditing Dynegy's consolidated financial statements in accordance with generally accepted auditing standards and issuing their report based on that audit. Under the Audit and Compliance Committee's charter, the Audit and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to these processes. The Audit and Compliance Committee's functions also include the selection and evaluation of the independent auditors, the review, in conjunction with the independent auditors, of the plans and scope of the audit engagement and a review with the independent auditors of their objectivity and independence.

   In connection with the preparation of the audited financial statements included in Dynegy's Annual Report on Form 10-K for the year ended December 31, 2002:

  . The Audit and Compliance Committee reviewed and discussed the audited financial statements with management.

  . The Audit and Compliance Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the auditors to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors' judgment about the quality of Dynegy's accounting principles.

  . The Audit and Compliance Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general, Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit and Compliance Committee any relationship between the auditors and its related entities and Dynegy that in the auditor's professional judgment may reasonably be thought to bear on independence. The Audit and Compliance Committee also considered whether the independent auditors' provision of non-audit services to us was compatible with maintaining their independence.

   Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2002 be included in Dynegy's Annual Report on Form 10-K filed with the SEC.

   This report is submitted by the members of the Audit and Compliance Committee of the Board of Directors who participated in the review and discussions noted above:

   Robert C. Oelkers (Chairman)
   Linda W. Bynoe
   Barry J. Galt

Independent Auditors

   The Audit and Compliance Committee has approved the selection of PricewaterhouseCoopers LLP as independent auditors to examine our accounts for the year ending December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to be available to respond to appropriate questions.

   Set forth below is a summary of the fees paid to PricewaterhouseCoopers LLP for services in 2002.

  Audit Fees.................................................. $ 7,900,000(1)
  Financial Information Systems Design and Implementation Fees          --
  All Other Fees (Including Tax Consultation Fees)............ $ 4,120,000(2)
                                                               -----------
     Total.................................................... $12,020,000
                                                               ===========

--------
(1) Reflects amounts billed through December 31, 2002 for the audit of our 2002 financial statements, the review of our 2002 quarterly financial statements and the re-audit of our 1999-2001 financial statements. An additional $10.1 million relating to the completion of these audits is expected to be billed in 2003, approximately $7.9 million of which had been billed through March 31, 2003.
(2) Primarily reflects amounts billed for the following non-audit services:

  . approximately $1,100,000 in the aggregate for audit-related matters relating to a proposed initial public offering by a subsidiary partnership, a mortgage bond offering by Illinois Power Company and the 2001 financial statements of Northern Natural;

  . $961,000 for assistance provided in connection with investigations into round-trip energy trades;

  .   $825,000 for tax consultation services;

  . $520,000 for consulting services relating to supply chain management, with respect to which PricewaterhouseCoopers was engaged prior to being appointed as our independent auditors; and

  . $520,000 for consultation in connection with our review and analysis of the Project Alpha transaction.

   Information Regarding Change of Independent Auditors. On March 15, 2002, our Board of Directors dismissed Arthur Andersen LLP as Dynegy's independent public accountants and engaged PricewaterhouseCoopers LLP to serve as Dynegy's independent public accountants for 2002. The appointment of PricewaterhouseCoopers LLP for the year ending December 31, 2002 was ratified by our shareholders at the 2002 annual meeting held on May 17, 2002.

   Arthur Andersen's reports on our consolidated financial statements for 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen later withdrew its 2001 audit opinion in connection with further analysis of the accounting treatment of Project Alpha.

   During 2000 and 2001 and through March 19, 2002 (the date we filed a Current Report on Form 8-K disclosing our dismissal of Arthur Andersen), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

   During 2000 and 2001 and through March 19, 2002, we did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Compensation and Human Resources Committee Report on Executive Compensation

   The Compensation and Human Resources Committee (the "Compensation Committee") of the Board of Directors is responsible for developing our executive compensation philosophy. It is the duty of the Compensation Committee to administer this philosophy and its relationship with the compensation paid to our Chief Executive Officer and each of our other executive officers.

   Our executive compensation philosophy is to reward executive performance in a way that creates long-term shareholder value. Our executive compensation program was designed to help us attract, motivate and retain the executive resources that we need to maximize our return to shareholders. Our goal is to provide our executives with a total compensation package that--at expected levels of performance--is competitive to the market median for executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Salary increases, annual incentive awards and long-term incentive grants are reviewed annually to ensure consistency with our total compensation philosophy. Long-term incentive grants are made to executives, managers and key employees following a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation.

   The Compensation Committee primarily compares our executive compensation program to peer group companies as well as general industry companies of comparable size. The Compensation Committee also consults regularly with outside consultants experienced in executive compensation and utilizes an extensive nationwide database that tracks pay trends for a broad industry index in which we compete for executives and senior management.

   During 2002, our executive compensation program consisted of three main components: (1) base salary; (2) potential for an annual incentive award based on overall company performance as well as individual performance; and (3) the opportunity to earn stock-based incentives, which are intended to encourage superior performance and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program.

   Base Salary. All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practices as measured by periodic compensation surveys. Base salaries are targeted at competitive levels when compared to an industry group that includes peer group companies, including those reflected in the performance graph presented below, and general industry companies similar in size to Dynegy.

   Annual Incentive Awards. During 2002, our mechanism for awarding annual bonuses to our executive officers was the Dynegy Inc. Incentive Compensation Plan. The Incentive Compensation Plan is used to provide incentive payments to non-union salaried employees. The basis for payment of annual bonuses under the Incentive Compensation Plan is a combination of attaining specified corporate or business unit performance goals that are recommended and approved by the Board of Directors (e.g., earnings per share, net income, cash flow, return on capital employed), individual performance and competitiveness with comparable external positions as measured by periodic compensation surveys. Based on our corporate performance in 2002, the Compensation Committee determined not to pay incentive bonuses to any of the Named Executive Officers for 2002.

   Long-Term Incentive Compensation. We award long-term incentive compensation pursuant to the 2000 Long-Term Incentive Plan, the 2002 Long-Term Incentive Plan and the 2001 Non-Executive Stock Incentive Plan. Our long-term incentive compensation is based upon grants of market value stock option awards pursuant to these plans. In 2002, we changed our approach to long-term incentive compensation. This change in approach resulted in the granting of stock options to a more limited number of executives, managers and key employees in amounts that were lower than those awarded in years past. Stock option grants were awarded for 2002 performance in February 2003 to our then current executive officers and others within the organization who satisfied the necessary criteria.

   Compensation of Chief Executive Officer; Employment Agreement. Effective October 23, 2002, Dynegy entered into a three-year employment agreement with Mr. Williamson, pursuant to which Mr. Williamson serves as Chief Executive Officer and President of Dynegy. In connection with the execution of this agreement, Mr. Williamson was awarded a signing bonus of $2,250,000 and granted 2,000,000 options with an exercise price of $0.88 per share. Mr. Williamson's employment agreement entitles him to a base salary of $1,000,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our Incentive Compensation Plan at the discretion of the Board of Directors. Mr. Williamson's compensation package was designed to be sufficiently attractive to retain his services and to be competitive when compared to an industry group that includes peer group companies, including those reflected in the performance graph presented below, and general industry companies similar in size to Dynegy.

   Compensation of Former Chief Executive Officers and other Named Executive Officers. Mr. Watson's compensation for the portion of 2002 during which he served as our Chief Executive Officer was paid pursuant to his employment agreement. Please read "Employment Agreements." Mr. Watson's 2002 base salary was not increased over the base salary amount paid for 2001, and no incentive award was paid to Mr. Watson for his 2002 performance.

   Mr. Dienstbier's compensation for the portion of 2002 during which he served as our interim Chief Executive Officer was paid pursuant to a replacement services agreement executed at the time of his election as our interim Chief Executive Officer. Please read "Compensation of Directors--Daniel L. Dienstbier Compensation Arrangements." Mr. Dienstbier's compensation was determined based on his significant experience, both with respect to our company and the industry generally, and the challenges facing Dynegy at the time of his election.

   Our other Named Executive Officers generally were compensated for their performance in 2002 pursuant to the employment arrangements described above under "Employment Agreements." The amounts paid reflected their respective contributions to our financial performance and their efforts in executing our business strategy. No such officers received incentive awards for their 2002 performance.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to the company's Chief Executive Officer and four other most highly compensated executive officers, as reported in this proxy statement. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, Dynegy believes that compensation relating to market-value stock options granted under our long-term incentive plans should be excluded from the $1,000,000 limitation. The Compensation Committee believes that maintaining the discretion to evaluate the performance of Dynegy's management is an important part of its responsibilities and inures to the benefit of our shareholders. The Compensation Committee, however, will continue to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

   All amounts paid or accrued during fiscal year 2002 under the above-described plans and programs are included in the preceding tables. The individuals who served as members of the Compensation Committee during deliberations concerning executive compensation for 2002 are listed below. No member of the Compensation Committee was an officer or employee of Dynegy or any of its subsidiaries during 2002.

Compensation Committee

   Barry J. Galt (Chairman)
   Charles E. Bayless
   Linda Walker Bynoe
   Darald W. Callahan
   Joe J. Stewart
   John S. Watson
   J. Otis Winters

Shareholder Return Performance Presentation

   The performance graph shown on the following page was prepared by Standard & Poor's IMS (Institutional Market Services), a division of McGraw-Hill, Inc., using data from the Standard & Poor's IMS Database for use in this proxy statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

    1. One hundred dollars ($100) was invested in Dynegy common stock, the S&P 500, the 2002 Peer Group (as defined below) and the 2001 Peer Group (as defined below) on December 31, 1997.

    2. The returns of each component company in the 2002 Peer Group and the 2001 Peer Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

    3. Dividends are reinvested on the ex-dividend dates.

   Our peer group for the fiscal year ended December 31, 2002 (the "2002 Peer Group") comprises Dominion Resources Inc.; Duke Energy Corporation; El Paso Corporation; Mirant Corporation; CenterPoint Energy, Incorporated; Reliant Resources, Inc.; Aquila Inc.; The Williams Companies, Inc.; Calpine Corporation; and AES Corporation. Our peer group for the fiscal year ended December 31, 2001 (the "2001 Peer Group") comprised Dominion Resources Inc.; Duke Energy Corporation; El Paso Corporation; Mirant Corporation; CenterPoint Energy, Incorporated; Reliant Resources, Inc.; Aquila Inc.; and The Williams Companies, Inc. We believe that the 2002 Peer Group reflects our current industry peers based on size and business focus, particularly given the restructuring of our business around our power generation, natural gas liquids and regulated energy delivery businesses.

                  [GRAPHIC OF TOTAL RETURN COMPARISON OMITTED]



                           TOTAL SHAREHOLDER RETURNS

                            (Dividends Reinvested)

                                         ANNUAL PERFORMANCE
                                      Year Ending December 31,
                               --------------------------------------
          Company Name / Index 1997  1998   1999   2000   2001  2002
          -------------------- ---- ------ ------ ------ ------ -----
            Dynegy Inc........ $100  62.73 139.82 447.71 205.14  9.60
            S&P 500 Index..... $100 128.58 155.63 141.46 124.65 97.10
            2002 Peer Group... $100 115.28 114.61 197.12 130.41 48.32
            2001 Peer Group... $100 117.14 102.97 175.74 137.63 54.30

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Audit and Compliance Committee has appointed the firm of PricewaterhouseCoopers LLP as independent auditors of Dynegy for the fiscal year ending December 31, 2003 and the Board of Directors recommends that the shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote at the annual meeting. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

   Although there is no requirement that we submit the appointment of independent auditors to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will consider the appointment of other independent auditors if the shareholders choose not to ratify the appointment of PricewaterhouseCoopers LLP. The Audit and Compliance Committee may terminate the appointment of PricewaterhouseCoopers LLP as Dynegy's independent auditors without the approval of the shareholders whenever the Audit and Compliance Committee deems such termination appropriate.

   PricewaterhouseCoopers LLP served as our independent auditors for 2002. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

   The Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as Dynegy's independent auditors for the fiscal year ended December 31, 2003.

                             SHAREHOLDER PROPOSALS

   Proponents of two shareholder proposals have stated that they intend to present the following proposals at the annual meeting. If the shareholder, or a representative who is qualified under state law, is present and submits his or her proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the shareholder proposals and any supporting statement exactly as submitted by the proponents. We are not responsible for the contents of the shareholder proposals or supporting statements. Our Board of Directors has recommended a vote against these proposals for the reasons set forth below each proposal. The number of Dynegy shares held by the various proposal proponents are reported below as represented to us by each proponent.

                                  PROPOSAL 3

                          AUDITOR CONFLICTS PROPOSAL

     Thomas J. Harrington, on behalf of the Massachusetts Carpenters Pension & Annuity Funds, 350 Fordham Road, Wilmington, Massachusetts 01887, which was the beneficial owner of approximately 5,900 shares of Dynegy Class A Common Stock as of December 9, 2002, has notified us that he or a representative intends to submit the following proposal at this year's meeting:

     Resolved, that the shareholders of Dynegy, Inc. ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide any management consulting services to our Company.

     Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

     Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. Final
  Rule: Revision of the Commission's Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

     We believe that today investors seriously question whether auditors are independent of the company and corporate management that retain them. A major reason for this skepticism, we believe, is that management of once admired companies such as Enron, Tyco, and WorldCom have misled investors and their auditors have either been complicit or simply inept. Over the last year hundreds of billions of dollars in market value have vanished as investors have lost confidence in the integrity of our markets. A key reason for this lack of confidence is the distrust investors have in companies' financial statements.

     The U.S. Congress has attempted to respond to this crisis of confidence through passage of the Sarbanes-Oxley Act of 2002 (the "Sarbanes Act"). The Sarbanes Act prohibits a company's auditors from performing a wide range of defined non-audit services. These prohibitions, in turn, track the defined non-audit services in Rule 2-01(c)(4) of the SEC's Final Rule: Revision of the Commission's Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

     However, the Sarbanes Act fails to prohibit auditors from providing management consulting services, which we believe represents a significant loophole. While the Act does require that the audit committee of the board pre-approve these non-audit services, we do not believe that is enough. We believe that management consulting represents a significant source of potential revenue to auditors and poses serious conflict of interest issues. For this reason, we think the better course is for companies not to engage their auditors to perform any management consulting services.

     Many companies, including ours, either continue to engage their auditors to provide management consulting or provide inadequate disclosure in their proxy statements to ascertain whether they continue to engage their auditors for management consulting services. We urge your support for this resolution asking the board to cease engaging auditors for management consulting.

Our Board of Directors Recommends a Vote AGAINST this Proposal.

   Our Board of Directors and management recognize the important role that auditor independence plays in ensuring the integrity of our financial statements and in protecting the interests of our shareholders. However, the Board of Directors believes that our internal policies, new federal legislation and the SEC's recently promulgated rules ensure independence of the auditors without necessitating the adoption of the policy suggested by the shareholder proposal.

   First, our Board of Directors and management believe that we have in place internal policies and procedures that adequately ensure the independence of our auditors. The members of our Audit and Compliance Committee (the "Audit Committee") are all independent directors and the Audit Committee operates under a written charter, in each case in compliance with NYSE rules. The Audit Committee regularly meets with the independent auditors regarding any disclosed relationships or services that may have an impact on auditor objectivity and independence. The Audit Committee regularly monitors and evaluates the auditors' performance, the fees paid for all services and the compatibility of the non-audit services with the goal of maintaining auditor independence. Indeed, under Section IV(1) of its written charter, the Audit Committee is required to approve the terms of all significant non-audit engagements with our independent accounts and to discuss with such independent accountants all significant relationships they might have with us to ensure their independence.

   Second, we are subject to provisions of the Sarbanes-Oxley Act of 2002 and a number of SEC and NYSE rules, the primary goal of which is to ensure auditor independence. These provisions and rules require the Audit Committee to pre-approve the performance of all allowable non-audit services by our independent auditors. In establishing these requirements, the United States Congress and the SEC rejected a complete prohibition on the performance of non-audit services by a company's independent auditors. Instead, Congress and the SEC expressly empowered the audit committee with the function of pre-approving all allowable non-audit services, including management consulting services. The SEC has identified certain non-audit services that a public company's independent auditors may not perform, but management consulting is not among the prohibited non-audit services. While we believe that the SEC likely considered prohibiting all management consulting work, it must have concluded that the independence safeguards that were adopted were adequate and that there were circumstances in which those management services were beneficial, assuming that an audit committee had determined that the services would not compromise auditor independence. Similarly, the NYSE has proposed a number of rules relating to auditor independence but has not proposed that management consulting services be prohibited. We intend to comply with all NYSE rules as they are finalized.

   In addition, a policy, such as the one proposed, prohibiting our independent auditors from performing management consulting services for us would deny the Audit Committee the option of retaining our auditors to provide these kinds of services even if that option were determined to be in the best interest of our company and our shareholders. Such a prohibition would impinge on the function expressly entrusted to an audit committee by Congress and the SEC to pre-approve such services and would impose an unnecessary and undesirable limit on the exercise of an audit committee's sound business judgment. When we hire a firm to provide management consulting services, we focus on the same principal considerations we would in hiring any other advisor: qualification, timeliness and cost efficiency. While the Audit Committee generally does not intend to hire our independent auditors to perform non-audit services, in some cases the independent auditors will turn out to be the most qualified, most timely and most cost-efficient service provider in the market. For example, our current independent auditors, PricewaterhouseCoopers ("PwC"), may be able to provide high-quality advice quickly and in a cost-effective manner because of its institutional knowledge of our operations, legal structure and accounting practices gained through the provision of audit services to us. PwC will only be engaged to provide such services when the Audit Committee determines that the engagement will not in any way compromise PwC's independence.

   Third, the enhanced disclosure requirements under the Sarbanes-Oxley Act of 2002 and the SEC's rules will enable shareholders to evaluate the independence of our auditors. We will disclose the Audit Committee's policies and procedures for pre-approving the performance of allowable non-audit services by its independent auditors. We will also disclose annually the total amount of fees paid to our independent auditors, and, beginning in the proxy statement relating to the 2004 annual meeting of shareholders, the fees will be broken down into the following categories: Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. We are further required to describe the nature of the services comprising the fees disclosed for all services that do not qualify as audit services. We believe that these disclosure requirements will further enhance the transparency of our relationship with our independent auditor for the benefit of our shareholders.

   Fourth, we seek shareholder ratification of the Board's selection of independent auditors each year. Because shareholders will benefit from the increased disclosure relating to our independent auditors--including the disclosure of the allowable non-audit services, if any, provided to us, the policies and procedures of the Audit Committee for pre-approving all such services and a breakdown of all fees that we pay our auditors for all services--shareholders will be able to make an informed decision about whether to ratify the independent auditor selected by the Audit Committee.

   Fifth, our independent auditors must comply with professional auditor independence standards and deliver an annual written report to the Audit Committee confirming their independence. Our independent auditors have internal control procedures to ensure that audits are conducted in an objective and impartial manner, including the mandatory rotation of the engagement partner, an independent partner review of each audit and periodic review by another major accounting firm of its system of quality control for its auditing practice.

   Finally, the proponent requests that the Board adopt a policy stating that its independent auditor or any affiliated company of its independent auditor should not be retained to provide any "management consulting services" to us. However, the proponent's use of the term "management consulting services" is vague and could be deemed to encompass a wide variety of services, including those services that are permitted to be performed by a company's independent auditors under the newly proposed rules and regulations. A prohibition on engaging our independent auditors for such permitted non-audit services would unduly restrict our ability to allocate our resources in the most efficient manner.

   In light of the extensive protective measures in place that are designed to ensure that our audit firm is independent, the Board of Directors believes there is little benefit to limiting the Audit Committee's power to retain the firms it chooses to provide allowable non-audit services, including management consulting services. We believe that the best way to address issues of auditor independence is through careful consideration by the Audit Committee as to whether our independent audit firm should be retained to perform allowable non-audit services and not through a policy that would impose a strict prohibition against the independent auditors' providing such services even in circumstances in which the Audit Committee determines that engaging the independent auditors would be in the best interest of our company and our shareholders.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy on the matter.

                                  PROPOSAL 4

                           INDEXED OPTIONS PROPOSAL

     Jerry J. O' Connor, on behalf of the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, DC 20005, which is the beneficial holder 16,800 shares of Dynegy Class A Common Stock as of November 26, 2002, has notified us that he or a representative intends to present the following proposal at this year's meeting:

     Resolved, that the shareholders of Dynegy (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

     Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

     Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

     Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

     At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Our Board of Directors Recommends a Vote AGAINST this Proposal.

   We believe that the granting of conventional options to our senior executives provides those executives with appropriate incentives that are competitive with those of our peer group. We share our shareholders' interest in motivating our senior executives to maximize long-term shareholder value. We have long been a proponent of performance-based compensation for that reason. Indeed, the largest non-cash component of senior executive compensation is based on the long-term performance of Dynegy in the market. Success of this proposal would diminish our ability to attract and retain qualified management without providing senior executives any additional incentives to enhance our place in the market.

   We currently grant performance-based awards to our senior executives in the form of conventional stock options. Conventional stock options have an exercise price equal to the closing price of our common stock on the day of the grant and vest incrementally over time. Vesting over time facilitates our retention of key employees and creates an incentive for those senior executives to improve the share price of our common stock in the long-term. Conventional options are the favored form of performance-based compensation in the market generally and in our peer group specifically. See Executive Compensation--Compensation and Human Resources Committee Report on Executive Compensation.

   The Board of Directors and the Compensation Committee have considered the shareholder proposal both in the context of its executive compensation structure and the compensation schemes of its peer group. They have concluded that it would be imprudent to limit the range of option awards that may be granted to our senior executives at this time. The Board of Directors and the Compensation Committee recognize the merits of indexed options insofar as they help insulate executive compensation from general market trends. But indexed options are essentially untested by our peers and by the market as a whole.

   Furthermore, compensation packages in which the performance-based component consists primarily or exclusively of indexed options could dilute outstanding shares. Indexed option awards are less valuable to executives than conventional options because indexed options increase the "at-risk" portion of a senior executive's total compensation. To make up for the additional risk taken on by a senior executive, companies will have to issue comparatively more indexed options to provide the same level of compensation that conventional option awards would offer. Assuming we outperform the relevant index and our senior executives exercise indexed options, the issuance of shares sufficient to make the awards would be more dilutive to the holders of our common stock than the exercise of conventional options with the equivalent value.

   In addition, implementation of the proposal would disqualify our stock options as performance-based compensation under applicable Internal Revenue Code regulations, thereby limiting the deductibility of compensation attributable to options to the ultimate disadvantage of our shareholders. Internal Revenue Code (S)162(m) limits the deductibility of compensation expense over $1 million paid to specified executives. Specific performance-based compensation meeting IRS criteria is excluded from the calculation to determine whether the $1 million cap has been exceeded. Our incentive compensation plans qualify stock options, stock appreciation rights and performance share awards as performance-based compensation under IRS rules. To the extent that the exercise price of a stock option dropped below the fair market value of the stock on the date of grant as a result of a change in our stock price relative to that of the chosen index, compensation arising from the exercise would not qualify as performance-based compensation and, thus, would be includable as compensation subject to the limits on deductibility. Implementation of the proposal could result in denial of tax deductibility of compensation expense arising from stock option exercises by senior executives.

   If we were to adopt a policy such as the one proposed, we would be prevented from awarding any option-based compensation to our senior executives other than indexed options. While we will continue to evaluate the propriety of indexed option awards, the Board of Directors believes that a categorical ban on conventional options given the uncertainty surrounding the market's acceptance of indexed options as well as the increased challenge of finding highly qualified executives would be inappropriate at this time. Furthermore, implementation of the proposal could have serious competitive and tax consequences to us.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY

OTHERWISE. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy on the matter.

                         FUTURE SHAREHOLDER PROPOSALS

   Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2004 annual meeting of shareholders, the proposal must be received by our Secretary at the address indicated on the first page of this proxy statement on or before December 26, 2003.

   Under our Bylaws, and as permitted by the rules of the SEC, specified procedures are provided for nomination of persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures require that nominations for director or another item of business to be introduced at an annual meeting of shareholders must be submitted in writing to our Secretary at the address indicated on the first page of this proxy statement. We must receive notice of a shareholder's intention to introduce a nomination or proposed item of business at our 2004 annual meeting of shareholders:

  . not later than the close of business on March 5, 2004 nor earlier than the close of business on February 5, 2004, if the 2004 annual meeting of shareholders is held within 30 days before or 60 days after the anniversary date (June 5, 2004) of this year's meeting; or

  . not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or the tenth day following the public announcement of the meeting date, if the 2004 annual meeting of shareholders is not held within 30 days before or 60 days after the anniversary date (June 5, 2004) of this year's meeting.

   Assuming our annual meeting is held on a schedule similar to that of this year's meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a shareholder's notice for director nominees or an item of business to be introduced at an annual meeting of shareholders. Please read our Bylaws, which are available free of charge through the SEC's website at www.sec.gov, for additional information regarding shareholder proposals.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

                                          By Order of the Board of Directors,

                                          /s/ Keith R. Fullenweider
                                          Keith R. Fullenweider
                                          Senior Vice President, Deputy General
                                            Counsel and Secretary

April 24, 2003

                                                                     APPENDIX A

                                  DYNEGY INC.

                    AUDIT AND COMPLIANCE COMMITTEE CHARTER

                                SEPTEMBER 2002

                                  I.  PURPOSE

   Pursuant to Article IV of the Bylaws of Dynegy Inc. (the "Company"), a committee of the directors to be known as the "Audit Committee" was established. Effective as of March 15, 2002, the Audit Committee was renamed the "Audit and Compliance Committee" (hereafter referred to as the "Committee"). The primary function of the Committee is to assist the Board of Directors in monitoring the Company's financial reporting process and the integrity of its financial statements, the independent auditor's qualifications and independence, the Company's system of internal control over financial reporting, the performance of the Company's independent auditors and the Company's process for monitoring compliance with laws and regulations and the code of conduct and business ethics. The Committee will also provide routine oversight for the Company's financing transactions to the extent such oversight is not otherwise provided by the Board of Directors or the Executive Committee thereof. Key components of fulfilling this charge include, but are not limited to:

    a) Facilitating and maintaining an open avenue of communication among the Board of Directors, Audit and Compliance Committee, Senior Management, the independent accountants, the internal audit staff, enterprise risk staff and the ethics and business conduct staff.

    b) Serving as an independent and objective party to monitor the Company's financial reporting process and internal control system.

    c) Reviewing and appraising the work of the independent accountants.

    d) Providing direction to and oversight of the Internal Audit function, the Ethics and Business Conduct function and the Risk Control function.

                               II.  COMPOSITION

   The Committee will be comprised solely of independent, "disinterested" directors. The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Committee members may be replaced by the Board.

                                III.  MEETINGS

   The Committee will meet at least four times annually. Additional meetings may occur as circumstances dictate. The meetings will focus primarily on audit, financial, risk management, ethics and business conduct issues. The Committee will request legal updates from the general counsel and/or outside legal resources as they determine the need exists. The Committee may form and delegate authority to subcommittees when appropriate.

   The Committee chairman should meet with the Vice President of Corporate Compliance and Internal Audit, the Chief Risk Officer and the Company's independent auditors prior to the scheduled Committee meetings to finalize the meeting agenda and overview issues to be discussed.

   The Committee members will have sole discretion in determining the meeting attendees and agenda; provided, however, that unless prohibited by applicable rules of the New York Stock Exchange or such other exchange(s) on which the Company's stock is listed, a director elected by the holders of the Class B common stock shall always be invited to attend the meetings.

   The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of or consultants to the Committee. To the extent it deems necessary or appropriate the Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

   Annually the Committee will set the Committee's calendar of activities to ensure that it is fulfilling all of its duties as outlined below.

                       IV.  RESPONSIBILITIES AND DUTIES

   The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

   The Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board that the accounting and reporting practices of the Company are in accordance with all applicable requirements and an effective legal compliance and business ethics program exists.

   The Committee will fulfill its duties and responsibilities as follows:

A.  General

    1) Adopt a formal written charter that is approved by the full Board of Directors that specifies scope of responsibility, process, membership, etc. The Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes to this Charter shall be submitted to the Board for approval and the Charter shall be published in accordance with SEC regulations.

    2) Maintain minutes or other records of meetings and activities.

    3) Report on Committee activities and actions to the Board, including any recommendations to the Board the Committee may deem appropriate.

    4) As part of executing the responsibility to foster open communication, the Committee will meet in separate executive sessions at least quarterly without members of management present with each of the following groups: Independent Accountants, Vice President of Corporate Compliance and Internal Audit and Chief Risk Officer to discuss matters that the Committee or any of these groups believe should be discussed privately.

    5) Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, independent accountants, or others to advise the Committee or to assist it in the conduct of any investigation.

    6) The Committee shall provide to the NYSE at least annually a written affirmation regarding the required experience, expertise and independence of the Committee members and the Committee's required review of this Charter.

    7) The Committee shall submit a report to shareholders for inclusion in the Company's annual proxy statement as required by SEC rules.

    8) Confirm annually that all responsibilities outlined in this Charter have been carried out and performed.

    9) Evaluate the Committee's and individual members' performance annually.

B.  Independent Accountants

    1) The Committee shall have the sole authority to appoint and replace the Company's independent accountants, considering independence and effectiveness, and shall approve all audit engagement fees and terms of all significant non-audit engagements with the Company's independent accountants. Annually, the Committee will ensure a formal statement delineating the scope of services and all relationships between such accountants and the Company is received from the independent accountants. The independent accountants shall provide to the Company a schedule showing all work performed by the independent accountants for the Company or any affiliate. The Committee will discuss with the independent accountants all significant relationships such accountants have with the Company to ensure the accountants' independence.

    2) Consult with independent accountants out of management's presence about internal controls, the fairness of, and quality of disclosures in, the Company's financial statements and any other matters deemed necessary by the Committee or the independent accountants.

    3) Meet with the independent accountants and financial management of the Company to review the scope of the proposed external audit for the current year. The external audit engagement shall include a requirement that the independent accountants inform the Committee of any significant changes in the independent accountants' original audit plan and that the independent accountants conduct a SAS 71 Interim Financial Review prior to the Company's filing of each quarterly report (Form 10-Q).

    4) Review the coordination of internal and external audit procedures to promote an effective use of resources and ensure adequate and no redundant audit work is performed.

    5) Instruct the independent accountants that the Board of Directors is the accountant's client and that the independent accountant is ultimately accountable to the Board of Directors.

    6) Review the experience and qualifications of the senior members of the independent accountants team.

    7) Recommend to the Board policies for the Company's hiring of employees or former employees of the independent accountants who were engaged on the Company's account.

    8) Discuss with the national office of the independent accountants issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

    9) Obtain and review a report from the independent accountants at least annually regarding

       a. Independent accountants' internal quality control procedures

       b. Any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authority within the preceding five years regarding one or more independent audits carried out by the firm

       c. Any steps taken to deal with such issues.

   10) Evaluate together with the Board the performance of the independent accountants and whether it is appropriate to adopt a policy of rotating independent accountants on a regular basis.

   11) Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

       a. The adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent accountants, internal auditors and management.

       b. The management letter provided by the independent accountants and the Company's response to such letter.

       c. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

C.  Internal Audit

    1) Review and approve the annual internal audit plan in relation to the risk identified by the Internal Audit Department in its risk assessment process, as well as any periodic changes to such plan.

    2) Review at least annually the qualifications of internal audit staff as well as the number and use of internal audit staff.

    3) Inquire of the Vice President of Corporate Compliance and Internal Audit regarding the adequacy and effectiveness of accounting and financial controls and request recommendations for improvements.

    4) Review a summary of findings and completed internal audits, adequacy and appropriateness of management's responses thereto, and a progress report on the execution of the approved internal audit plan.

    5) Inquire of the Vice President of Corporate Compliance and Internal Audit regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

    6) Review the quality and objectivity of the internal audit function of the Company, including its independence, authority and reporting relationship to management and the Board of Directors.

D.  Financial Statements/Internal Controls

    1) Review annual and quarterly financial statements with management and the independent accountants to determine that both groups are satisfied with the disclosure (including disclosures made in management's discussion and analysis) and content in the financial statements, including the nature and extent of any significant changes in accounting principles, prior to the filing of such financial statements with the SEC. With respect to the audited annual financial statements, the Committee shall recommend to the Board whether such statements should be included in the Company's Form 10-K.

    2) Consider independent accountants' judgments regarding the quality and appropriateness of the Company's financial statements.

    3) Make inquiries of management and independent accountants concerning the adequacy of the Company's system of internal controls including computerized information system controls and security.

    4) Review related findings and recommendations of the independent accountants and Internal Audit together with management's responses.

    5) Advise financial management and the independent accountants that they are expected to provide a timely analysis of significant financial reporting issues and practices that affect the Company.

    6) Advise financial management and the independent accountants to discuss with the Committee the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company, prior to the filing of a Form 10-Q or Form 10-K and, if practicable, prior to the release of quarterly or annual earnings.

    7) Discuss with management and the independent accountants the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP method on the Company's financial statements.

    8) Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

    9) Discuss with management the Company's financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

   10) Discuss with management the Company's earnings press releases including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

   11) Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaint or published report which raises material issues regarding the Company's financial statements or accounting policies.

   12) Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

E.  Business Ethics and Compliance

    1) Provide oversight to the business ethics and compliance program.

    2) Require management to report on procedures that provide assurance that the Company's mission, values, and code of conduct are properly communicated to all employees on an annual basis.

    3) Review the programs and policies of the Company designed by management to assure compliance with applicable laws and regulations and monitor the results of the compliance efforts.

    4) Review reports and disclosures of insider and affiliated party transactions and approve potential conflicts of interest between or among affiliate shareholders, management and the Company.

    5) Obtain reports from management, including the Company's Vice President of Compliance and Internal Audit, that the Company's subsidiary/foreign affiliate entities are in conformity with applicable local requirements and the Company's Code of Business Conduct.

F.  Establish Trading Limits & Policy

    1) Discuss and recommend to the Board (or the Executive Committee thereof) at least annually, trading limits and risk management policies and procedures and recommend changes, if necessary, to the Board for the Company's risk tolerance.

    2) Review quarterly with the Chief Risk Officer a report from the Executive Risk Committee as required in the Dynegy Risk Policy Statement.

    3) Review quarterly the performance measurement of the Dynegy commodity and financial trading portfolios, corporate liquidity and independent valuation of capital projects.

    4) Discuss and recommend to the Board (or the Executive Committee thereof) significant changes in trading activities or any new activity, use of structured transactions with different risk characteristics, use of derivative instruments to implement different business strategies and goals, or entry into different product lines or markets before such changes are implemented.

    5) Review the scope of activities and findings of the internal and external auditor relating to trading activities including the evaluation of controls within management information systems and the evaluation of resources provided to maintain the integrity of the risk measurement and control system.

    6) Request from the independent accountants their views of the accounting treatment of the Company's hedging, trading and investing activities.

    7) Ensure fair market valuation of forward risk exposure used for mark to market accounting purposes and accounting reserve valuations.

    8) Ensure risk measurement standards are adequate with the corporate risk tolerance.

G.  Legal

    1) Meet with Company's general counsel to review any legal matters that may have a significant impact on the Company's overall financial statements or its compliance process.

[LOGO] Dynegy

               DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS

                      FROM BUSH INTERCONTINENTAL AIRPORT

                    Doubletree Houston Hotel--Allen Center
                               400 Dallas Street
                             Houston, Texas 77002
                                (713) 759-0202

  .   Exit the airport and take the Sam Houston Tollway S/W to I-45.

  .   Take I-45 South approximately 12 miles to downtown Houston.

  .   Exit McKinney Street, Exit 47C.

  . Continue on McKinney Street for approximately 0.3 miles and turn right on Bagby Street.

  . Continue on Bagby Street for approximately 0.1 miles and turn left on Dallas Street.

  . The Doubletree Houston Hotel - Allen Center is located on the right-hand side at the corner of Bagby Street and Dallas Street.

                                                      PROXY - CLASS A COMMON STOCK

                                   DYNEGY INC.

                  1000 LOUISIANA, SUITE 5800, HOUSTON, TX 77002

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

     The undersigned hereby appoints Bruce A. Williamson, Nick J. Caruso and
Keith R. Fullenweider, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A common stock of Dynegy Inc. held of record by the undersigned on April 18, 2003 at the Annual
Meeting of Shareholders to be held at the Doubletree Houston Hotel - Allen
Center, 400 Dallas Street, Houston, Texas 77002 at 10:00 A.M. on Thursday, June
5, 2003, or any adjournment of the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4, WHICH ARE
SHAREHOLDER PROPOSALS. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN
THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (CONTINUED ON REVERSE SIDE)

    Address Change/Comments (Mark the corresponding box on the reverse side)

------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

              You can now access your Dynegy Inc. account online.

Access your Dynegy Inc. shareholder account online via Investor ServiceDirect(R)
(ISD).

Mellon Investor Services LLC, transfer agent for Dynegy Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to, among other things:

     o View account status                        o Make address changes
     o View certificate history                   o Establish/change your PIN
     o View book-entry information

              Visit us on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN          Step 2: Log in for Account Access         Step 3: Account Status Screen
You must first establish a Personal Identification  You are now ready to log in. To access    You are now ready to access your
Number (PIN) online by following the directions     your account please enter your:           account information. Click on the
provided in the upper right portion of the web                                                appropriate button to view or initiate
screen as follows. You will also need your Social   o SSN or Investor ID                      transactions.
Security Number (SSN) or Investor ID available to   o PIN
establish a PIN.                                    o Then click on the Submit button         o Certificate History
                                                                                              o Book-Entry Information
The confidentiality of your personal information is                                           o Issue Certificate
protected using secure socket layer (SSL)           If you have more than one account,        o Payment History
technology.                                         you will now be asked to select the       o Address Change
                                                    appropriate account.
o  SSN or Investor ID
o  PIN
o  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Eastern Time Monday-Friday

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

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.                        Please      [_]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3 AND 4, WHICH ARE          Mark Here
SHAREHOLDER PROPOSALS.                                                                   for Address
                                                                                         Change or
                                                                                         Comments
                                                                                         SEE REVERSE
                                                                                         SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE     FOR all nominees listed below,        WITHHOLD
FOR PROPOSALS 1 AND 2.                       cumulative votes to be divided        AUTHORITY
                                             equally between the nominees     for all ten nominees
1. Election of Directors                                 [_]                          [_]

   Insert your vote for the nominees listed  Nominees - Class A common stock              Votes
   to the right in the designated space      01 Daniel L. Dienstbier                      ------
   provided. Directors may be elected by     02 Charles E. Bayless                        ------
   cumulative voting. If you choose to       03 David W. Biegler                          ------
   cumulate your votes other than equally    04 Linda Walker Bynoe                        ------
   for directors you MAY NOT use Internet    05 Barry J. Galt                             ------
   or telephone voting. Rather, you MUST     06 Patricia A. Hammick                       ------
   vote by returning this proxy card in the  07 Robert C. Oelkers                         ------
   envelope provided or by voting in person  08 Joe J. Stewart                            ------
   at the Annual Meeting. Vote the number    09 William L. Trubeck                        ------
   of shares owned or controlled by you      10 Bruce A. Williamson                       ------
   multiplied by ten. This number of shares
   may be cast for any one nominee or may
   be distributed between nominees as you
   wish.  Shareholders may withhold
   authority to vote for any nominee by
   entering zero in the space following
   the nominee's name.

Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times ten.


                                                                                      _____
                                                                                           |
                                                                                           |
                                                                                           |

 2. Proposal to ratify the appointment of
    PricewaterhouseCoopers LLP as independent               FOR       AGAINST      ABSTAIN
    auditors for Dynegy for the fiscal year ending          [_]         [_]          [_]
    December 31, 2003.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4, WHICH ARE SHAREHOLDER PROPOSALS.

                                                            FOR       AGAINST      ABSTAIN
      3. Auditor Conflicts Proposal                         [_]         [_]          [_]

                                                            FOR       AGAINST      ABSTAIN
      4. Indexed Options Proposal                           [_]         [_]          [_]


              5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
                                                           YES
                            I PLAN TO ATTEND THE MEETING   [_]

                                                           YES
                    IN THE FUTURE, WOULD YOU CONSENT TO    [_]
                    ACCESSING YOUR ANNUAL REPORT AND
                    PROXY STATEMENT ELECTRONICALLY VIA
                    THE INTERNET?

Signature___________________________ Signature_________________________  Date_______________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY,
EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

-------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11PM Eastern Time on June 4, 2003.

 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                Internet                                     Telephone                                       Mail
   http://www.eproxy.com/dyn                                1-800-435-6710
  Use the Internet to vote your proxy.              Use any touch-tone telephone to                    Mark, sign and date
  Have your proxy card in hand when                 vote your proxy. Have your proxy                     your proxy card
  you access the web site. You will be      OR      card in hand when you call. You will      OR              and
  prompted to enter your control                    be prompted to enter your control                    return it in the
  number, located in the box below, to              number, located in the box below,                  enclosed postage-paid
  create and submit an electronic                   and then follow the directions                          envelope.
  ballot.                                           given.

                    If you vote your proxy by Internet or by
            telephone, you do NOT need to mail back your proxy card.

           IF YOU CHOOSE TO CUMULATE YOUR VOTES OTHER THAN EQUALLY FOR
         DIRECTORS YOU MAY NOT USE INTERNET OR TELEPHONE VOTING. RATHER,
           YOU MUST VOTE BY RETURNING THIS PROXY CARD IN THE ENVELOPE
             PROVIDED OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

You can view the Annual Report and Proxy Statement on the internet at www.dynegy.com
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

                                                   PROXY - CLASS B COMMON STOCK

                                   DYNEGY INC.
                  1000 LOUISIANA, SUITE 5800, HOUSTON, TX 77002

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

     The undersigned hereby appoints Bruce A. Williamson, Nick J. Caruso and
Keith R. Fullenweider, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on April 18, 2003 at the Annual
Meeting of Shareholders to be held at the Doubletree Houston Hotel - Allen
Center, 400 Dallas Street, Houston, Texas 77002 at 10:00 A.M. on Thursday, June
5, 2003, or any adjournment of the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4, WHICH ARE
SHAREHOLDER PROPOSALS. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN
THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (CONTINUED ON REVERSE SIDE)
-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.                           Please mark      [X]
                                                                                          your votes as
                                                                                          indicated in
                                                                                          this example
1.  Election of Directors

                                                 WITHHOLD             Nominees - Class B Common Stock
                                                AUTHORITY             (To withhold authority for any individual nominee,
          FOR all nominees                   for all nominees         strike a line through the nominee's name below)
        listed to the right.               listed to the right         1.   Darald W. Callahan
                [ ]                                [ ]                 2.   John S. Watson

2.   Proposal to ratify the appointment of                       FOR             AGAINST            ABSTAIN
     PricewaterhouseCoopers LLP as independent
     auditors for Dynegy for the fiscal
     year ending December 31, 2003.                              [ ]               [ ]                [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4, WHICH ARE SHAREHOLDER PROPOSALS.

                                                                 FOR             AGAINST            ABSTAIN

3.   Auditor Conflicts Proposal                                  [ ]               [ ]                [ ]

4.   Indexed Options Proposal                                    [ ]               [ ]                [ ]

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                                                   Yes

I PLAN TO ATTEND THE MEETING                                                       [ ]

SIGNATURE_______________________                    SIGNATURE________________________                   DATE_______________

NOTE:  PLEASE SIGN AS NAME APPEARS HEREON.  JOINT OWNERS SHOULD EACH SIGN.
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,
PLEASE GIVE FULL TITLE AS SUCH.
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